Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Myogen, Inc.

by

Mustang Merger Sub, Inc.,

a wholly-owned subsidiary of

Gilead Sciences, Inc.

at

$52.50 Net per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 10, 2006, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

Pursuant to an Agreement and Plan of Merger, dated as of October 1, 2006 (the “Merger Agreement”), by and among Gilead Sciences, Inc., a Delaware corporation (“Gilead”), Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (the “Purchaser”), and Myogen, Inc., a Delaware corporation (“Myogen”), the Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Myogen at a price of $52.50 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase. Following the purchase by the Purchaser of shares of Myogen common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Myogen (the “Merger”), with Myogen surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding share of Myogen common stock (other than shares owned by Gilead, the Purchaser, Myogen or any direct or indirect wholly-owned subsidiary of Gilead, the Purchaser or Myogen, or by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

The Myogen board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Myogen’s stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein; and (3) resolved to recommend that Myogen’s stockholders accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of Myogen common stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law. Accordingly, Myogen’s board of directors unanimously recommends that the stockholders of Myogen accept the Offer and tender their shares of Myogen common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer shares of Myogen common stock that, together with any shares of Myogen common stock then owned by

Gilead or the Purchaser, represent greater than 50% of the “Adjusted Outstanding Share Number,” which is defined in the Merger Agreement as the sum of all then-outstanding shares of Myogen common stock, plus, at the election of Gilead, an additional number of shares of Myogen common stock up to but not exceeding the aggregate number of shares of Myogen common stock issuable upon the exercise of (i) all outstanding options that are vested or that will be vested immediately after the acceptance of such shares for payment, (ii) all outstanding warrants to acquire Myogen common stock, and (iii) all other outstanding rights to acquire Myogen common stock upon exercise or conversion thereof and that are vested or that will be vested immediately after the acceptance of such shares for payment. The foregoing condition is referred to as the “Minimum Condition” in this Offer to Purchase. The Minimum Condition may not be waived by Gilead and the Purchaser without the written consent of Myogen. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase.

IMPORTANT

Any stockholder of Myogen who desires to tender all or any portion of such stockholder’s shares of Myogen common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a photocopy of it) and any other required documents to the depositary for the Offer, Computershare Trust Company, N.A. (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date (as defined in this Offer to Purchase) of the Offer or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Myogen with shares of Myogen common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

Any stockholder of Myogen who desires to tender shares of Myogen common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

Georgeson Inc.

17 State Street, 10 th Floor

New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll Free: (866) 278-8674

		Page
SUMMARY TERM SHEET		1

INTRODUCTION		8

THE TENDER OFFER		10

1.	Terms of the Offer	10

2.	Procedures for Tendering Shares of Myogen Common Stock in the Offer	12

3.	Withdrawal Rights	16

4.	Acceptance for Payment and Payment for Shares of Myogen Common Stock	17

5.	Certain Material United States Federal Income Tax Consequences	18

6.	Price Range of Shares of Myogen Common Stock; Dividends on Shares of Myogen Common Stock	20

7.	Effect of the Offer on the Market for Myogen Common Stock; Nasdaq Listing of Myogen Common Stock; Exchange Act Registration of Myogen Common Stock; Margin Regulations	20

8.	Certain Information Concerning Myogen	22

9.	Certain Information Concerning the Purchaser and Gilead	22

10.	Source and Amount of Funds	23

11.	Background of the Offer	23

12.	Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement	28

13.	Conditions to the Offer	45

14.	Certain Legal Matters	47

15.	Fees and Expenses	48

16.	Miscellaneous	49

SCHEDULE I Directors and Executive Officers of the Purchaser and Gilead		S-1

SUMMARY TERM SHEET

We are Mustang Merger Sub, Inc., a wholly-owned subsidiary of Gilead Sciences, Inc., and we are making an offer to purchase all of the outstanding shares of common stock of Myogen, Inc. (“Myogen”). The following are some of the questions you, as a stockholder of Myogen, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Myogen shares?

Our name is Mustang Merger Sub, Inc. We are a Delaware corporation organized as a wholly-owned subsidiary of Gilead Sciences, Inc. (“Gilead”) for the sole purpose of making a tender offer for the outstanding shares of common stock of Myogen and completing the merger described below. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Gilead) of this Offer to Purchase for more information.

How many shares of Myogen common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock of Myogen. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of Myogen common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $52.50 per share, net to you, in cash (without interest) for each of your shares of Myogen common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of Myogen common stock that you are offering to purchase?

Yes. Our parent company, Gilead, will contribute or lend to us sufficient funds to pay for all of the shares of Myogen common stock that are accepted for payment by us in our offer, and to make payments for all shares of Myogen common stock that are not accepted for payment in our offer and that will be converted into the right to receive $52.50 per share in cash (without interest) in the merger described below following the acceptance of shares of Myogen common stock for payment pursuant to our offer. Gilead expects to use its cash on hand and cash equivalents to make this contribution or loan. Our offer is not subject to any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of Myogen common stock in your offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of Myogen common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of Myogen common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of Myogen common stock in our offer;

•	our offer is not subject to any financing contingencies; and

•	Gilead has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of Myogen common stock in our offer and the merger described below.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of Myogen common stock in your offer?

Unless we extend our offer or provide for a subsequent offering period following completion of the initial offer as described below, you will have until 12:00 midnight, New York City time, on November 10, 2006, to tender your shares of Myogen common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of Myogen common stock that are tendered in our offer unless, prior to the expiration date of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of Myogen common stock then owned by Gilead or us, represents greater than 50% of the “adjusted outstanding share number,” which is defined in the merger agreement as the sum of all then-outstanding shares of Myogen common stock, plus, at the election of Gilead, an additional number of shares of Myogen common stock up to but not exceeding the aggregate number of shares of Myogen common stock issuable upon the exercise of (i) all outstanding options that are vested or that will be vested immediately after the acceptance of such shares for payment, (ii) all outstanding warrants to acquire Myogen common stock, and (iii) all other outstanding rights to acquire Myogen common stock upon exercise or conversion thereof and that are vested or that will be vested immediately after the acceptance of such shares for payment. The foregoing condition is referred to as the “minimum condition.” The minimum condition may not be waived by Gilead and the Purchaser without the written consent of Myogen.

Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the expiration or termination of the waiting period applicable to our acquisition of shares of Myogen common stock in connection with the offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the accuracy of Myogen’s representations and warranties set forth in the merger agreement subject to materiality qualifications, Myogen’s compliance in all material respects with its covenants set forth in the merger agreement, the absence of certain legal impediments to our offer or the merger, the absence of any material adverse effect with respect to Myogen, and the absence of certain legal proceedings involving a governmental body related to our offer or the merger. See Section 13 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

We can waive any condition to our offer without Myogen’s consent, other than the minimum condition, for which we must obtain Myogen’s consent to waive.

Under what circumstances can or must you extend your offer?

We are required to extend our offer beyond its initial expiration date:

•	for any period required by any rule or regulation of the Securities and Exchange Commission or Nasdaq applicable to our offer;

•	upon the written request of Myogen at least two business days prior to November 10, 2006 (or any subsequent date as of which our offer is scheduled to expire), for an aggregate of three successive periods of ten business days each in order to permit all of the conditions to our offer to be satisfied; and

•	under certain circumstances in which Myogen’s board of directors determines to withhold, withdraw, amend or modify its recommendation that Myogen stockholders accept our offer and our offer is to expire within the next six business days, until the date that is six business days following the date on which Myogen gives Gilead written notice of Myogen’s intent to withhold, withdraw, amend or modify such recommendation.

In addition, we are permitted to (but not required to) extend our offer beyond its initial expiration date, for successive extension periods of ten business days each in order to permit any or all of the conditions to our offer to be satisfied.

See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary, Computershare Trust Company, N.A., of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of Myogen common stock in your offer?

To tender all or any portion of your shares of Myogen common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a photocopy of it) enclosed with this Offer to Purchase, properly completed and duly executed, with any required signature guarantees, and any other required documents, to the Depositary, Computershare Trust Company, N.A., or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer), prior to the expiration of our offer.

If you hold your shares of Myogen common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Myogen common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Global Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Myogen common stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

Yes. You can withdraw some or all of the shares of Myogen common stock that you previously tendered in our offer at any time prior to the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by December 14, 2006, you can withdraw them at any time after December 14, 2006. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of Myogen common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has Myogen’s board of directors approved your offer?

Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2006, by and among Gilead, Myogen and us. Myogen’s board of directors has unanimously:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders;

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein; and

•	resolved to recommend that Myogen’s stockholders accept the Offer, tender their shares of Common Stock to Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of Common Stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law.

Accordingly, Myogen’s board of directors unanimously recommends that you accept our offer and tender your shares of Myogen common stock pursuant to our offer and, if required by Delaware law, vote your shares of Myogen common stock in favor of the adoption of the merger agreement.

The factors considered by Myogen’s board of directors in making the determinations and the recommendation described above are described in Myogen’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and is being mailed to the stockholders of Myogen with this Offer to Purchase.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Myogen common stock in your offer?

If we accept shares of Myogen common stock for payment pursuant to our offer and certain limited conditions are satisfied, as soon as practicable following such acceptance, we intend to merge with and into Myogen so that Myogen will become a wholly-owned subsidiary of Gilead. As a result of that merger, all of the outstanding shares of Myogen common stock that are not tendered in our offer, other than shares that are owned by Gilead, Myogen or us (or any wholly-owned subsidiary of Gilead, Myogen or us) and any shares that are owned by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $52.50 per share in cash (without interest).

Our obligation to merge with Myogen following the acceptance of shares of Myogen common stock for payment pursuant to our offer is conditioned on the adoption of the merger agreement by Myogen’s stockholders under Delaware law (if required), and no governmental body having (i) enacted or issued any legal requirement that makes the merger illegal in any jurisdiction in which Gilead or Myogen has material operations or which has the effect of prohibiting or otherwise preventing the completion of the merger, or (ii) issued or granted any order that has the effect of making the merger illegal in any jurisdiction in which Gilead or Myogen has material operations or which has the effect of prohibiting or otherwise preventing the completion of the merger. If we accept shares of Myogen common stock for payment pursuant to our offer, we will hold a sufficient number of shares of Myogen common stock to ensure any requisite adoption of the merger agreement by Myogen stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Myogen common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Myogen’s board of directors?

If we accept shares of Myogen common stock for payment pursuant to our offer, under the merger agreement we will become entitled to designate at least a majority of the members of Myogen’s board of directors. In such case Myogen has agreed (to the extent requested by Gilead) to use its best efforts to cause Gilead’s designees to be elected or appointed to its board of directors in such number as is proportionate to Gilead’s share ownership. Therefore, if we accept shares of Myogen common stock for payment pursuant to our offer, Gilead will obtain control over the management of Myogen shortly thereafter. After the election or appointment of the directors designated by Gilead to Myogen’s board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of Myogen immediately prior to such designations by Gilead who remain on Myogen’s board of directors after such designations by Gilead will be required in order to (i) amend or terminate the merger agreement, or agree or consent to any amendment or termination of the merger agreement, in any case on behalf of Myogen, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Gilead or the Purchaser under the merger agreement, (iii) waive any of Myogen’s rights under the merger agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of Myogen, or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of Myogen relating to the merger agreement or the transactions contemplated by the merger agreement, including our offer and the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement) of this Offer to Purchase for more information.

If I decide not to tender my shares of Myogen common stock in your offer, how will the completion of the merger affect my shares?

If we accept shares of Myogen common stock for payment pursuant to our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

If we accept shares of Myogen common stock for payment pursuant to our offer, then until such time thereafter as we complete the merger, the number of stockholders of Myogen and the number of shares of Myogen common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of Myogen common stock may no longer be eligible to be traded on The Nasdaq Global Market or any other securities exchange, and Myogen may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Myogen Common Stock; Nasdaq Listing of Myogen Common Stock; Exchange Act Registration of Myogen Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of Myogen common stock in our offer, however, and we accept shares of Myogen common stock for payment pursuant to our offer, appraisal rights will be available to you in connection with our merger with and into Myogen. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements of Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares as determined pursuant to Section 262 of the DGCL. This value may be more or less than the $52.50 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of Myogen common stock accepted for payment in your offer or receiving cash in the merger?

The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having shares of Myogen common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Myogen common stock?

On September 29, 2006, the last trading day before Gilead and Myogen announced that they had entered into the merger agreement, the closing price of shares of Myogen common stock reported on The Nasdaq Global Market was $35.08 per share; therefore, the offer price of $52.50 per share represents a premium of 49.66% over the closing price of Myogen shares before announcement of the merger agreement. On October 12, 2006, the last trading day prior to the printing of this Offer to Purchase, the last sale price of shares of Myogen common stock reported on The Nasdaq Global Market was $51.85 per share. We advise you to obtain a recent quotation for shares of Myogen common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of Myogen Common Stock; Dividends on Shares of Myogen Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about your offer?

You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

The Information Agent for the Offer is:

Georgeson Inc.

17 State Street, 10 th Floor

New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800

All Others Call Toll Free: (866) 278-8674

To:	The Holders of Common Stock of Myogen, Inc.:

INTRODUCTION

Mustang Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Myogen, Inc., a Delaware corporation (“Myogen”), at a price of $52.50 per share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

Tendering Myogen stockholders whose shares of Myogen common stock are registered in their own names and who tender their shares directly to Computershare Trust Company, N.A., which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of Myogen who holds shares of Myogen common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

The Purchaser will pay all fees and expenses of the Depositary and Georgeson Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2006, by and among Gilead, the Purchaser and Myogen (the “Merger Agreement”), pursuant to which, following the purchase by the Purchaser of shares of Myogen common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Myogen (the “Merger”), with Myogen surviving the Merger as a wholly-owned subsidiary of Gilead. As a result of the Merger, each outstanding share of Myogen common stock (other than shares owned by Gilead, the Purchaser, Myogen or any wholly-owned subsidiary of Gilead or Myogen, or by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement) of this Offer to Purchase for more information.

The Myogen board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Myogen’s stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein; and (3) resolved to recommend that Myogen’s stockholders accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of Myogen common stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law. Accordingly, Myogen’s board of directors unanimously recommends that the stockholders of Myogen accept the Offer and tender their shares of Myogen common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

The factors considered by Myogen’s board of directors in making the determinations and the recommendation described above and other matters relied upon by Myogen’s board of directors, including a written opinion of its financial advisor as to the fairness, as of October 1, 2006, from a financial point of view, of the Offer Price to holders of Myogen common stock, are described in Myogen’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the Securities and Exchange Commission and is being mailed to the stockholders of Myogen with this Offer to Purchase. Stockholders of Myogen are urged to, and should, carefully read Myogen’s Solicitation/Recommendation Statement on Schedule 14D-9.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) shares of Myogen common stock that, together with any shares of Myogen common stock then owned by Gilead or the Purchaser, represent greater than 50% of the “Adjusted Outstanding Share Number,” which is defined in the Merger Agreement as the sum of all then-outstanding shares of Myogen common stock, plus, at the election of Gilead, an additional number of shares of Myogen common stock up to but not exceeding the aggregate number of shares of Myogen common stock issuable upon the exercise of (i) all outstanding options that are vested or that will be vested immediately after the acceptance of such shares for payment, (ii) all outstanding warrants to acquire Myogen common stock, and (iii) all other outstanding rights to acquire Myogen common stock upon exercise or conversion thereof and that are vested or that will be vested immediately after the acceptance of such shares for payment. The foregoing condition is referred to as the “Minimum Condition.” The Minimum Condition may not be waived by Gilead and the Purchaser without the written consent of Myogen. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of this Offer to Purchase.

Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of Myogen common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of greater than 50% of the outstanding shares of Myogen common stock, if required by applicable law. If the Purchaser accepts shares of Myogen common stock for payment pursuant to the Offer, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Myogen common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of Myogen common stock, under applicable law, the Purchaser and Gilead will be able to complete the Merger without a vote on the adoption of the Merger Agreement by the holders of Myogen common stock. In such event, under the terms of the Merger Agreement, Gilead, the Purchaser and Myogen have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement) of this Offer to Purchase for more information.

Myogen has informed the Purchaser that, as of October 11, 2006, there were: (i) 43,440,061 shares of Myogen common stock issued and outstanding; (ii) 1,967,645 shares of Myogen common stock subject to outstanding stock options that are vested or that are expected to be vested as of the Expiration Date; (iii) 980,958 shares of Myogen common stock subject to outstanding warrants to purchase shares of Myogen common stock from Myogen; and (iv) no shares of Myogen common stock issuable upon the conversion of outstanding Myogen securities (other than the options and warrants described above and shares that may be issued pursuant to Myogen’s 2003 Employee Stock Purchase Plan). Based upon the foregoing, the Minimum Condition will be satisfied if between 21,720,031 shares of Myogen common stock (assuming that Gilead elects to include only outstanding shares of Myogen common stock in calculating the Adjusted Outstanding Share Number) and 23,194,333 shares of Myogen common stock (assuming that Gilead elects to include both outstanding shares of Myogen common stock and the maximum permissible number of options and warrants in calculating the Adjusted Outstanding Share Number) are validly tendered and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of Myogen common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Adjusted Outstanding Share Number as determined by the actual number of shares of Myogen common stock outstanding at the Expiration Date of the Offer and such number of additional shares as determined by Gilead.

Certain U.S. federal income tax consequences of the sale of the shares of Myogen common stock purchased by the Purchaser pursuant to the Offer and the purchase of shares of Myogen common stock pursuant to the Merger are described in Section 5 (Certain Material United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of Myogen common stock is accepted for payment and paid for pursuant to the Offer, the outstanding shares of Myogen common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such share will be appropriately adjusted.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of Myogen common stock that are validly tendered prior to the Expiration Date of the Offer and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Date” as used in this Offer to Purchase means 12:00 midnight, New York City time, on November 10, 2006 (which is the minute following 11:59 p.m., New York City time, on such date), unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date of the Offer as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

Under the terms of the Merger Agreement, the Purchaser is required to extend the Offer beyond its initial Expiration Date:

•	for any period required by any rule or regulation of the Securities and Exchange Commission or Nasdaq applicable to our offer;

•	upon the written request of Myogen at least two business days prior to November 10, 2006 (or any subsequent date as of which our offer is scheduled to expire), for an aggregate of three successive periods of ten business days each in order to permit all of the conditions to the Offer to be satisfied; and

•	under certain circumstances in which Myogen’s board of directors determines to withhold, withdraw, amend or modify its recommendation that Myogen stockholders accept the Offer and the Offer is to expire within the next six business days, until the date that is six business days following the date on which Myogen gives Gilead written notice of Myogen’s intent to withhold, withdraw, amend or modify such recommendation.

In addition, the Purchaser is permitted to (but not required to) extend the Offer beyond its initial Expiration Date, for successive extension periods of ten business days each in order to permit any or all of the conditions to the Offer (the “Offer Conditions”) to be satisfied.

Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of Myogen: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of shares of Myogen common stock sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the Offer Conditions, (E) amends the Offer Conditions so as to broaden the scope of the Offer Conditions, or (F) extends the expiration date of the Offer except as expressly provided in the Merger Agreement.

Under the Merger Agreement, the Offer Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Myogen common stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Myogen common stock occurring on or after the date hereof and prior to the Purchaser’s acceptance for payment of, and payment for, shares of Myogen common stock pursuant to the Offer.

If by 12:00 midnight, New York City time, on November 10, 2006 (or by any other time and date then scheduled as the Expiration Date of the Offer), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Myogen common stock that have been validly tendered and not withdrawn prior to the Expiration Date of the Offer, (ii) extend the Offer and, subject to the right of holders of shares of Myogen common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date of the Offer, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) subject to any obligation of the Purchaser to extend the Offer pursuant to the terms of the Merger Agreement, terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Myogen common stock and return all previously tendered shares to the owners of such shares.

The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to holders of shares of Myogen common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders. With respect to other material changes in the terms of the Offer, the minimum period during which the Offer must remain open will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date of the Offer, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date of the Offer and the acceptance for payment of, and the payment for, any shares of Myogen common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, during which holders of shares of Myogen common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Myogen common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Myogen common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, net to the holders thereof in cash. Holders of shares of Myogen common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial twenty business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of Myogen common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of Myogen common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Myogen common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date of the Offer and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of Myogen common stock as they are tendered during the subsequent offering period.

The Purchaser has not committed to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

Myogen has provided the Purchaser with a list and security position listings of Myogen’s stockholders for the purpose of disseminating the Offer to holders of shares of Myogen common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Myogen common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Myogen’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Myogen common stock.

2. Procedures for Tendering Shares of Myogen Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of Myogen common stock in the Offer:

•	the certificate(s) representing the tendered shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer;

•

in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption

“Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date of the Offer; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date of the Offer.

Stockholders must use one of these methods to validly tender shares of Myogen common stock in the Offer. The valid tender of shares of Myogen common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

The method of delivery of shares of Myogen common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of Myogen common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify The Depository Trust Company (the “Book-Entry Transfer Facility”) to establish an account with respect to the shares of Myogen common stock for purposes of the Offer as promptly as practicable after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may effect a book-entry delivery of shares of Myogen common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Myogen common stock that such participant has received, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of Myogen common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Myogen common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Myogen common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal or (ii) shares of Myogen common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Myogen common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Myogen common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Myogen common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Myogen common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of Myogen common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer, such stockholder may tender such shares of Myogen common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date of the Offer; and

•	either (i) the certificates representing tendered shares of Myogen common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq Global Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of Myogen common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•	the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal, as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Myogen common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Myogen common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of Myogen common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal as described above under the caption “Book-Entry Transfer,” a stockholder tendering shares of Myogen common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Myogen common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of Myogen common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Myogen common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of Myogen common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Myogen common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Myogen common stock and other securities or rights in respect of any annual, special or adjourned meeting of Myogen’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Myogen common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Myogen common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Myogen common stock if it determines such tender not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Myogen common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Myogen common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Gilead, Myogen, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of Myogen under the Merger Agreement, the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of Myogen common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of Myogen common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3. Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of shares of Myogen common stock in the Offer are irrevocable. Shares of Myogen common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date of the Offer and shares that are tendered may also be withdrawn at any time after December 14, 2006 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the acceptance of shares of Myogen common stock for payment pursuant to the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of Myogen common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Gilead, Myogen, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Myogen common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date of the Offer by following one of the procedures described in Section 2 hereof.

4. Acceptance for Payment and Payment for Shares of Myogen Common Stock

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and will pay for, all shares of Myogen common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of Myogen common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of Myogen common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•	the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Myogen Common Stock in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of Myogen common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Myogen common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Myogen common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Myogen common stock have been accepted for payment in the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of Myogen common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of Myogen common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Myogen common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase or as otherwise contemplated by federal securities laws.

If any shares of Myogen common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. Certain Material United States Federal Income Tax Consequences

Introduction

The following summary is a general discussion of certain material United States federal income tax consequences to the Myogen stockholders of the receipt of cash pursuant to the Offer or the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of the Myogen stockholders only and does not purport to be a complete analysis of all potential tax effects of the Offer or the Merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Offer or the Merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a Myogen option or the acquisition or disposition of Myogen shares other than pursuant to the Offer or the Merger. In addition, it does not address all aspects of federal income taxation that may affect particular Myogen stockholders in light of their particular circumstances, including:

•	stockholders that are insurance companies;

•	stockholders that are tax-exempt organizations;

•	stockholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	stockholders that hold their common stock as part of a hedge, straddle or conversion transaction;

•	stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	stockholders that are liable for the federal alternative minimum tax;

•	stockholders that are partnerships or other entity classified as a partnership for United States federal income tax purposes;

•	stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	stockholders whose functional currency for United States federal income tax purposes is not the U.S. dollar; and

•	stockholders that are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

The following summary also does not address the tax consequences for the holders of stock options. The following summary assumes that Myogen stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Myogen Common Stock

The receipt of cash in exchange for Myogen common stock pursuant to the Offer or the Merger will be a taxable transaction. Generally, this means that a Myogen stockholder will recognize a capital gain or loss equal to the difference between (1) the amount of cash the stockholder receives in the Offer or the Merger and (2) the stockholder’s adjusted tax basis in the common stock surrendered therefor. For this purpose, Myogen stockholders who acquired different blocks of Myogen shares at different times for different prices must calculate gain or loss separately for each identifiable block of Myogen shares surrendered in the exchange. This gain or loss will be long-term if the holder has held Myogen common stock for more than one year as of the date of the sale of such common stock by such holder in the Offer or the Merger.

Backup Withholding

A Myogen stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s Myogen shares in the merger. The current backup withholding rate for 2006 is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a stockholder who furnishes the Depositary with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8. Each stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. Any amounts withheld from payments to a stockholder under the backup withholding rules generally will be allowed as a credit against such stockholder’s United States federal income tax liability.

The foregoing discussion of the federal income tax consequences of the Offer and the Merger is only general information and only for Myogen stockholders. Accordingly, Myogen stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

6. Price Range of Shares of Myogen Common Stock; Dividends on Shares of Myogen Common Stock

Shares of Myogen common stock are listed on The Nasdaq Global Market under the symbol “MYOG”, and have been listed on The Nasdaq National Market (and subsequently The Nasdaq Global Market) at all times since October 30, 2003.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of Myogen common stock on The Nasdaq Global Market.

	High	Low
Fiscal Year Ended December 31, 2004:
First Quarter	$18.40	$10.50
Second Quarter	13.20	7.49
Third Quarter	8.21	5.40
Fourth Quarter	9.21	7.15

Fiscal Year Ended December 31, 2005:
First Quarter	9.00	6.54
Second Quarter	7.94	6.43
Third Quarter	24.71	7.05
Fourth Quarter	32.41	18.22

Fiscal Year Ending December 31, 2006:
First Quarter	41.31	30.27
Second Quarter	35.82	26.26
Third Quarter	36.39	27.00
Fourth Quarter (through October 12, 2006)	51.88	51.30

On September 29, 2006, the last trading day before Gilead and Myogen announced that they had entered into the Merger Agreement, the last sale price of shares of Myogen common stock reported on The Nasdaq Global Market was $35.08 per share; therefore, the Offer Price of $52.50 per share represents a premium of 49.66% over such price. On October 12, 2006, the last trading day prior to the printing of this Offer to Purchase, the last sale price of shares of Myogen common stock reported on The Nasdaq Global Market was $51.85 per share. Stockholders are urged to obtain current market quotations for shares of Myogen common stock before making a decision with respect to the Offer.

Myogen has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, Myogen is not permitted to declare or pay dividends in respect of shares of its common stock unless approved in advance by Gilead in writing.

7. Effect of the Offer on the Market for Myogen Common Stock; Nasdaq Listing of Myogen Common Stock; Exchange Act Registration of Myogen Common Stock; Margin Regulations

Effect of the Offer on the Market for Myogen Common Stock

The purchase of shares of Myogen common stock in the Offer will reduce the number of holders of shares of Myogen common stock and the number of shares of Myogen common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Myogen common stock held by the public.

Nasdaq Listing of Myogen Common Stock

Gilead intends to cause all shares of Myogen common stock to be delisted from The Nasdaq Global Market promptly upon completion of the Merger.

Following the acceptance of shares of Myogen common stock for payment pursuant to the Offer and prior to completion of the Merger, Myogen may no longer meet the requirements for continued listing on The Nasdaq Global Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of Myogen common stock for listing on The Nasdaq Global Market if, among other possible grounds, the number of publicly held shares of Myogen common stock falls below 750,000, the total number of beneficial holders of round lots of shares of Myogen common stock falls below 400, or the market value of publicly held shares of Myogen common stock over a 30-consecutive business day period is less than $5,000,000. Shares of Myogen common stock that are held by directors or officers of Myogen, or by any beneficial owner of more than 10% of the shares of Myogen common stock, are not considered to be publicly held for this purpose. According to Myogen, as of October 11, 2006, there were 43,440,061 shares of its common stock outstanding. If, as a result of the purchase of shares of Myogen common stock in the Offer or otherwise, the shares of Myogen common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for The Nasdaq Global Market or are delisted from Nasdaq altogether, the market for Myogen common stock will be adversely affected. However, even if this were to occur, Gilead would be required to close the Merger unless completion of the Merger would be prohibited by law.

If Nasdaq were to delist shares of Myogen common stock, the market for shares of Myogen common stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for Myogen common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of Myogen Common Stock

Myogen common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Myogen to the Securities and Exchange Commission if shares of Myogen common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Myogen common stock under the Exchange Act would reduce the information required to be furnished by Myogen to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to Myogen, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of Myogen’s stockholders and the related requirement of furnishing an annual report to Myogen’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of Myogen and persons holding restricted securities of Myogen to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated if Myogen common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause Myogen to apply for termination of registration of Myogen common stock under the Exchange Act as soon after the acceptance of shares of Myogen common stock for payment pursuant to the Offer as the requirements for such termination are met.

Margin Regulations

Shares of Myogen common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the “Federal Reserve Board” in this

Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Myogen common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Myogen common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Myogen

General

Myogen is a Delaware corporation with its principal offices located at 7575 W. 103rd Avenue, Suite 102, Westminster, CO 80021. Myogen’s telephone number at that address is (303) 410-6666. Myogen was incorporated in Colorado in June 1996 and reincorporated in Delaware in May 1998. Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders.

Available Information

Myogen is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Myogen’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Myogen’s securities and any material interest of such persons in transactions with Myogen is required to be disclosed in Myogen’s proxy statements distributed to Myogen’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning Myogen contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and Gilead do not have any knowledge that any such information is untrue, neither the Purchaser nor Gilead takes any responsibility for the accuracy or completeness of such information or for any failure by Myogen to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Gilead

The Purchaser is a Delaware corporation and a wholly-owned subsidiary of Gilead. The Purchaser was organized by Gilead to acquire Myogen and has not conducted any other activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Gilead. The principal office of the Purchaser is located at the same address as Gilead’s principal office listed below, and its telephone number at that address is the same telephone number as Gilead’s telephone number listed below.

Gilead is a Delaware corporation with its principal office located at 333 Lakeside Drive, Foster City, California 94404. Gilead’s telephone number at that address is (650) 574-3000. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Gilead are listed in Schedule I to this Offer to Purchase.

During the last five years, none of the Purchaser, Gilead or, to the best knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Gilead, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Myogen, and none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Myogen during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by Gilead with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Gilead, any of their respective subsidiaries or, to the knowledge of the Purchaser and Gilead, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Myogen or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, Gilead or, to the knowledge of the Purchaser and Gilead, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Myogen.

10. Source and Amount of Funds

The Offer is not subject to any financing contingencies.

The total amount of funds required by the Purchaser to pay for all outstanding shares of Myogen common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses related to the Offer and the Merger, is estimated to be approximately $2.3 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Gilead, either directly or through one or more wholly-owned subsidiaries of Gilead, to the Purchaser. Gilead expects to use its cash on hand and cash equivalents to make this contribution or loan.

The Purchaser believes that the financial condition of Gilead and its affiliates is not material to a decision by a holder of shares of Myogen common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Myogen common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of Myogen common stock in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Gilead has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of Myogen common stock in the Offer and the Merger.

11. Background of the Offer

Gilead regularly evaluates different strategies to improve its competitive position and enhance value for Gilead stockholders, including opportunities for acquisitions of other companies or their assets.

In late April 2006, a representative of Lazard Frères & Co. LLC (“Lazard”) contacted J. William Freytag, Ph.D. the Myogen’s Chairman of the Board, President and Chief Executive Officer. The representative of Lazard indicated that Gilead was carefully considering potential acquisition targets and that John F. Milligan, Ph.D., Gilead’s Executive Vice President and Chief Financial Officer, was interested in meeting Dr. Freytag in person in the near future to learn more about Myogen, its products and its product candidates. Dr. Freytag informed the representative of Lazard that he was open to such a meeting even though Myogen was not actively pursuing a possible business combination at that time and instead was preparing to grow its business through future financing and in-licensing or other product acquisition transactions of its own.

On May 19, 2006, Gilead and Myogen executed a confidentiality agreement pursuant to which the parties agreed not to disclose certain information in connection with their evaluation of a transaction between the parties.

On May 26, 2006, as discussed by phone between Dr. Freytag and a representative of Lazard in late April 2006, Dr. Freytag, Dr. Milligan and the representative of Lazard met in Broomfield, Colorado to discuss the possibility of a business combination involving Myogen and Gilead or some other type of strategic transaction. Dr. Freytag reviewed Myogen’s products and product candidates with the parties. Dr. Milligan indicated that Gilead would conduct preliminary due diligence of Myogen by assessing publicly available information.

Between May 26, 2006 and July 10, 2006, Dr. Freytag and Andrew D. Dickinson, Myogen’s Vice President of Corporate Development and General Counsel, participated in several phone calls with Dr. Milligan and a representative of Lazard. Dr. Freytag and Mr. Dickinson updated Dr. Milligan and the representative of Lazard on the progress of Myogen’s products and product candidates during those calls. Dr. Milligan and the representative of Lazard generally updated Dr. Freytag and Mr. Dickinson on Gilead’s progress-to-date in its due diligence review of Myogen.

On July 10, 2006, Gilead formally engaged Lazard to act as Gilead’s financial advisor with respect to a possible acquisition of Myogen.

On July 11, 2006, Dr. Freytag received a call from Dr. Milligan. Dr. Milligan indicated that Gilead had completed its due diligence review of publicly available information regarding Myogen and that Gilead was interested in conducting a due diligence review of non-public information to further determine its level of interest in acquiring Myogen. Dr. Milligan further indicated that he would discuss the potential acquisition of Myogen with Gilead’s board of directors at its next scheduled meeting. Dr. Freytag agreed to discuss Gilead’s expression of interest with Myogen’s board of directors.

On July 13, 2006, Dr. Freytag and Mr. Dickinson met with a representative of Lazard at Myogen’s offices in Westminster, Colorado. The representative of Lazard described Gilead’s interest in advancing its discussions with Myogen regarding an acquisition of Myogen. Dr. Freytag and Mr. Dickinson reviewed certain instructions that they had received from Myogen’s board of directors with the representative of Lazard, including that any further discussions were conditioned upon Myogen’s receipt of a non-binding letter from Gilead indicating a serious interest in acquiring Myogen and its specific price level of interest. The representative of Lazard agreed to discuss Myogen’s request with Dr. Milligan.

On July 17, 2006, Dr. Freytag called Dr. Milligan. Dr. Freytag reviewed the Myogen board of directors’ instructions with Dr. Milligan, including the request for a letter from Gilead indicating a serious interest in acquiring Myogen and its specific price level of interest. Dr. Freytag further explained to Dr. Milligan that this requirement arose in part from the Myogen board of directors’ concern that discussions with Gilead or any other party could impact the NDA preparation and filing timeline and that the risk of such impact would be warranted only if Gilead or another third party were prepared to acquire Myogen at a significant premium. Dr. Milligan indicated that there was a regularly scheduled meeting of Gilead’s board of directors on July 26, 2006, and that he would ascertain the level of Gilead’s interest in acquiring Myogen with Gilead’s board of directors at that time.

On July 26, 2006, at a regularly scheduled meeting of Gilead’s board of directors, Dr. Milligan presented a comprehensive overview of Myogen’s business. The Gilead Board discussed the strategic and financial value of Myogen, and authorized Gilead’s management team to continue its investigation of and discussions with Myogen.

On July 27, 2006, Dr. Freytag and Dr. Milligan spoke by phone. Dr. Milligan informed Dr. Freytag that he had reviewed Gilead’s interest in and preliminary analysis of Myogen with Gilead’s board of directors. He further indicated that Gilead was willing to provide a non-binding letter expressing Gilead’s interest in acquiring all of the outstanding shares of Myogen stock for $50.00 per share and that he would forward that letter to Dr. Freytag. Dr. Freytag agreed to review the letter with Myogen’s board of directors.

Later that day, Dr. Freytag received Gilead’s non-binding expression of interest signed by John C. Martin, Ph.D., Gilead’s President and Chief Executive Officer. Dr. Martin indicated that, subject to completion of its due diligence investigation of Myogen and other conditions, Gilead was interested in a potential acquisition of all of Myogen’s stock for $50.00 per share. In addition, Gilead requested that Myogen exclusively negotiate with Gilead for a period of 30 days.

On July 28, 2006, Dr. Freytag sent an e-mail to Dr. Milligan stating that he had reviewed Gilead’s letter with Myogen’s board of directors and Myogen’s legal counsel and financial advisor. He indicated that Gilead’s offer was an interesting starting point for further discussion and that Myogen expected Gilead to discover additional value in the proposed combination of the companies following Gilead’s completion of its detailed due diligence investigation of Myogen. In addition, Dr. Freytag indicated that Myogen was prepared to work exclusively with Gilead for a two-week period, subject to the condition that Myogen would be entitled to conduct an updated market check prior to or after execution of a definitive agreement negotiated by the parties. Finally, Dr. Freytag indicated that Kirkland & Ellis LLP (“Kirkland & Ellis”), counsel to Myogen was preparing a confidentiality, standstill and exclusivity agreement for Gilead’s review and that a draft of such agreement would be delivered to Gilead and its outside legal counsel in the near future.

Dr. Freytag followed up his e-mail with a brief call to Dr. Milligan. During their conversation, Dr. Freytag reiterated Myogen’s position as conveyed in his prior e-mail. Dr. Milligan agreed to have Gilead’s legal counsel review the draft confidentiality, standstill and exclusivity agreement upon receipt.

On July 31, 2006, Myogen executed a conflict waiver agreement with Cooley Godward Kronish LLP, then known as Cooley Godward LLP (“Cooley”), pursuant to which Myogen agreed that Cooley, which had represented Myogen previously in certain matters, could represent Gilead in connection with the proposed acquisition transaction between the parties, subject to the terms and conditions set forth in the waiver agreement. Gilead executed a similar conflict waiver agreement with Cooley.

On August 3, 2006, Gilead and Myogen executed a Confidentiality and Exclusivity Agreement (the “Confidentiality Agreement”) that included a standstill provision prohibiting Gilead for a period of 12 months from the date of the agreement from offering to acquire or acquiring Myogen, or taking certain related actions, including soliciting proxies, without the prior written consent of Myogen’s board of directors. In addition, the Confidentiality Agreement granted to Gilead an exclusive negotiating period regarding an acquisition transaction commencing at noon Pacific time on August 7, 2006 and continuing through noon Pacific time on August 21, 2006.

On August 7 and August 8, 2006, members of Myogen’s senior management team, including Dr. Freytag and Mr. Dickinson, made a presentation and provided additional information about Myogen to members of Gilead’s management team, including Dr. Martin, Dr. Milligan and other representatives of Gilead, in connection with Gilead’s due diligence investigation of Myogen, at Cooley’s offices in Broomfield, Colorado. Representatives of Lazard and Goldman Sachs also attended these due diligence meetings.

From August 8 through September 30, 2006, members of Myogen’s senior management team held numerous follow-up conference calls with representatives of Gilead, Cooley and Lazard for the purpose of providing further due diligence information about Myogen.

On August 9, 2006, Rick Gorczynski, Ph.D., Myogen’s Senior Vice President of Research and Development, and Eric N. Olson, Ph.D., a founder of and consultant to Myogen, met with representatives of Gilead’s research and development team at Gilead’s offices in Foster City, California. Gilead’s representatives at the meeting included Norbert W. Bischofberger, Ph.D., Gilead’s Executive Vice President, Research and Development, and William A. Lee, Ph.D., Gilead’s Senior Vice President, Research. Dr. Gorczynski and Dr. Olson presented an overview of Myogen’s drug discovery platform and related research projects.

On August 18, 2006, Dr. Milligan had a conference call with Dr. Freytag to discuss Gilead’s position based on its due diligence review of Myogen conducted to date. Dr. Milligan explained that, while Gilead understood that the exclusivity period would be expiring on August 21, 2006, Gilead was not prepared to enter into discussions with respect to a definitive merger agreement or terms of the potential transaction. However, Dr. Milligan indicated that Gilead would like to continue its due diligence investigation of Myogen.

On August 21, 2006, the exclusive negotiating period provided for in the Confidentiality Agreement expired by its terms.

On September 7, 2006, Dr. Milligan and a representative of Lazard held a conference call with Dr. Freytag, Mr. Dickinson and Joseph L. Turner, Myogen’s Chief Financial Officer. During that conference call, Dr. Milligan informed the group that Gilead had completed its additional due diligence investigation of Myogen and that it intended to submit a revised, non-binding indication of interest to acquire all of the outstanding shares of Myogen common stock for $45.00 per share. He further indicated that he would forward an updated non-binding letter indicating such interest to Dr. Freytag. Dr. Freytag indicated that an offer at that price level would not likely be acceptable to Myogen’s board of directors but that he would review the letter with Myogen’s board of directors. Dr. Freytag also indicated that Myogen was willing to continue the due diligence process and discussions with Gilead with the expectation that Myogen could assist Gilead in identifying the additional value that would be required to secure a transaction with Myogen.

Later that day, Dr. Freytag received the revised, non-binding letter of interest from Gilead. The terms of the letter were consistent with the terms described by Dr. Milligan on the conference call earlier that day.

On September 15, 2006, a representative of Goldman Sachs called a representative of Lazard to inform him that Myogen had received an indication of interest from another party that was significantly higher than Gilead’s offer. Later that day, Dr. Milligan and the representative of Lazard spoke to Dr. Freytag, and Dr. Freytag also indicated that Myogen had received an indication of interest from another party.

On September 21, 2006, Dr. Freytag participated in a conference call with Dr. Milligan and a representative of Lazard. At that time, Dr. Freytag encouraged Gilead to increase its proposed offer price. When asked if a proposed purchase price of $51.00 per share would make Gilead’s price higher than the offer price of the other party, Dr. Freytag responded in the affirmative. Dr. Freytag also indicated that Myogen would respond to any remaining diligence requests of Gilead if Gilead submitted a revised indication of interest with a significantly increased price per share. Later that day, Gilead sent a revised, non-binding indication of interest to Dr. Freytag. The letter indicated that Gilead was interested in acquiring all of the outstanding common stock of Myogen for $51.00 per share in cash subject to a number of conditions, including completion of its due diligence review of Myogen and negotiation of mutually acceptable definitive agreements. Following receipt of the revised letter, Dr. Freytag called Dr. Martin and Dr. Milligan to indicate Myogen’s receipt of Gilead’s revised proposal and that Myogen was prepared to move forward with the negotiation of a definitive merger agreement on the basis of the revised proposal.

On September 24, 2006, Kirkland & Ellis distributed a draft of a definitive merger agreement to representatives of Gilead and instructed them to provide any comments on the draft agreement on September 26, 2006.

On September 26, 2006, Dr. Freytag, Mr. Dickinson and representatives of Kirkland & Ellis and Goldman Sachs participated in a teleconference with Dr. Milligan and other representatives of Gilead, Cooley and Lazard regarding Gilead’s and Cooley’s general comments to the draft of the definitive merger agreement. Shortly after completing the call, Cooley forwarded a revised draft of the definitive merger agreement to Myogen and its counsel.

On September 26 and September 27, 2006, Dr. Freytag and representatives of Goldman Sachs held numerous conference calls with members of the executive management team of Gilead and its advisors relating to the proposed strategic transaction process.

On September 27 and September 28, 2006, representatives of Goldman Sachs instructed Gilead to submit a revised draft of the definitive merger agreement and updated offer price to Myogen by the evening of September 28, 2006, in advance of a telephonic meeting of Myogen’s board of directors to be held on the following morning of September 29, 2006.

On September 28, 2006, Dr. Freytag, Mr. Dickinson, other members of Myogen’s management team and representatives of Kirkland & Ellis held conference calls with Gilead and its legal counsel to review and negotiate the draft definitive merger agreements with Gilead.

Also on September 28, 2006, Gregg H. Alton, Gilead’s Senior Vice President and General Counsel, and Mr. Dickinson spoke by telephone to discuss the key outstanding issues in the draft definitive merger agreement between Myogen and Gilead. Shortly after this discussion, Gilead and Myogen representatives and their respective outside legal counsels held a conference call to negotiate several issues under the agreement. Also on that day, as referred to above, a representative of Goldman Sachs e-mailed a representative of Lazard indicating that Gilead should submit its final price and proposed merger agreement by that evening, in preparation for a meeting of Myogen’s board of directors on the morning of September 29, 2006. Later that evening, Cooley, on behalf of Gilead, sent a revised draft of the definitive merger agreement between Myogen and Gilead to Kirkland & Ellis.

Throughout the day on September 29, 2006, representatives from Myogen, Kirkland & Ellis, Gilead and Cooley participated in several conference calls regarding the draft definitive merger agreement between Gilead and Myogen submitted by Gilead. The parties tentatively resolved the major open issues relating to the agreement that evening, and Myogen agreed to review a revised version of the proposed agreement to be prepared by Gilead early the following morning.

During the morning of September 30, 2006, Dr. Milligan, a representative of Lazard, Dr. Freytag and Mr. Dickinson held a conference call. Dr. Milligan informed Dr. Freytag and Mr. Dickinson that Gilead’s best and final offer to acquire all of the outstanding shares of Myogen’s common stock was $52.50 per share in cash. Dr. Freytag indicated that he would present the updated bid to Myogen’s board of directors that day.

Following the meeting of Myogen’s board of directors, Dr. Freytag called Dr. Milligan and a representative of Lazard and informed them that Myogen’s board of directors had approved entering into a definitive merger agreement with Gilead. Dr. Milligan informed Dr. Freytag that the proposed definitive merger agreement would be submitted for approval at a meeting of Gilead’s board of directors to be held on October 1, 2006.

That afternoon and evening and early the following morning, Mr. Dickinson, Kirkland & Ellis, Cooley and members of Gilead’s management team negotiated final changes to the draft definitive merger agreement between the parties.

On October 1, 2006, at a special meeting, Gilead’s board of directors unanimously approved the merger agreement negotiated between the parties and the transactions contemplated thereby. Immediately following the meeting of Gilead’s board of directors, Dr. Milligan called Mr. Freytag and informed him that Gilead’s board of directors had approved the definitive merger agreement and the transactions contemplated thereby. Thereafter, Myogen, Gilead and Purchaser executed the Merger Agreement.

On October 2, 2006, Myogen and Gilead issued a joint press release announcing the execution of the Merger Agreement.

On October 16, 2006, the Purchaser commenced the Offer.

12. Purpose of the Offer and the Merger; Plans for Myogen; The Merger Agreement

Purpose of the Offer and the Merger

The purpose of the Offer and Merger is to enable Gilead to acquire the entire equity interest in, and thus control of, Myogen. The Offer, as the first step in the acquisition of Myogen, is intended to facilitate the acquisition of all of the outstanding shares of Myogen common stock or, if fewer than all of the outstanding shares of Myogen common stock are tendered in the Offer and not withdrawn prior to the Expiration Date of the Offer, such lesser number of shares of Myogen common stock, subject to the conditions to the Offer described in Section 13 (Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Gilead to acquire any and all outstanding shares of Myogen common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for Myogen

Following the acceptance of shares of Myogen common stock for payment pursuant to the Offer, Gilead will have the right to, and intends to, designate representatives to Myogen’s board of directors, which designees will constitute a majority of the board of directors and therefore control Myogen. Following the acceptance of shares of Myogen common stock for payment pursuant to the Offer and completion of the Merger, Gilead intends to integrate Myogen’s operations with those of Gilead under the direction of Gilead management. Gilead’s principal reason for acquiring Myogen is to further expand Gilead’s focus on small molecules for pulmonary diseases. Gilead intends to continue to review Myogen and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement contains representations and warranties that Myogen, Gilead and the Purchaser made solely to each other as of specific dates. Those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a standard of materiality provided for in the Merger Agreement or may have been used for the purpose of allocating risk among Myogen, Gilead and the Purchaser rather than establishing matters as facts. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Myogen) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer by the Purchaser. The Purchaser’s obligation to accept for payment and to pay for any shares of Myogen common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Conditions to the Offer) of this Offer to Purchase. Without Myogen’s prior written consent: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of shares of Myogen common stock sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the Offer Conditions, (E) amends the Offer Conditions so as to broaden the scope of the Offer Conditions, or (F) extends the expiration date of the Offer except as expressly provided in the Merger Agreement.

The Offer is initially scheduled to expire at 12:00 midnight, New York City time, on Friday, November 10, 2006, 20 business days following the date of the commencement of the Offer. The Purchaser must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer. In addition, the Purchaser must extend the Offer: (a) upon the written request of Myogen at least two business days prior to November 10, 2006 (or any subsequent date as of which the Offer is scheduled to expire), for an aggregate of three successive periods of ten business days each in order to permit all of the conditions to the Offer to be satisfied; and (b) under certain circumstances in which Myogen’s board of directors determines to withhold, withdraw, amend or modify its recommendation that Myogen stockholders accept the Offer and the Offer is to expire within the next six business days, until the date that is six business days following the date on which Myogen gives Gilead written notice of Myogen’s intent to withhold, withdraw, amend or modify such recommendation. Notwithstanding any of the foregoing, in no event shall the Purchaser be required to extend the Offer beyond June 30, 2007 (or, if the Offer Conditions relating to the expiration or termination of the waiting period applicable to the acquisition of shares of Myogen common stock in connection with the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the absence of any legal proceeding involving a governmental body related to the Offer or the Merger have not been met, but all other Offer Conditions have been satisfied or waived on or prior to June 30, 2007, beyond September 30, 2007). If, on any date as of which the Offer is scheduled to expire, any of the Offer Conditions is not satisfied or waived, the Purchaser may, in its discretion, extend the Offer for successive extension periods of ten business days each in order to permit the satisfaction of the Offer Conditions. Finally, the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions of such subsequent offering period) of not less than three nor more than 20 business days immediately following the acceptance for payment of shares pursuant to the Offer (the “Acceptance Time”).

The Merger Agreement further provides that, on the terms of and subject to the conditions to the Offer, the Purchaser will accept for payment all the shares of Myogen common stock that are validly tendered in the Offer and not withdrawn as soon as practicable after the Purchaser is permitted to do so under applicable legal requirements and must pay for such shares promptly thereafter.

Under the Merger Agreement, the Offer Price must be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Myogen common stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Myogen common stock occurring on or after the date hereof and prior to the Purchaser’s acceptance for payment of, and payment for, shares of Myogen common stock pursuant to the Offer.

The Merger Agreement also provides that as promptly as practicable on the date of commencement of the Offer, Myogen must file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and cause the Schedule 14D-9 to be mailed to the stockholders of Myogen. To the extent reasonably practicable, the Schedule 14D-9 must be filed with the SEC concurrently with the filing by Gilead and the Purchaser of the Schedule TO and mailed to the stockholders of Myogen with this Offer to Purchase and other documents relating to the Offer. Further, the Merger Agreement requires that the Myogen board of directors recommend that Myogen stockholders accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by Delaware law, vote their shares of common stock in favor of the adoption of the Merger Agreement in accordance with the applicable provisions of Delaware law. This recommendation with respect to the Offer must be included in the Schedule 14D-9.

Top-Up Option

Pursuant to the Merger Agreement, Gilead and the Purchaser have an irrevocable option (the “Top-Up Option”) to purchase from Myogen, at a price per share equal to the Offer Price, a number of shares of Myogen common stock (the “Top-Up Option Shares”) equal to the lesser of (i) the number of shares of Myogen common stock that, when added to the number of any outstanding shares of Myogen common stock owned by Gilead or the Purchaser at the time of exercise of the Top-Up Option, constitutes 91% of the number of shares of Myogen common stock that will be outstanding immediately after the issuance of the Top-Up Option Shares or (ii) the aggregate number of shares of Myogen common stock that Myogen is authorized to issue under its certificate of incorporation but that are not issued and outstanding and are not subscribed for or otherwise committed to be issued at the time of exercise of the Top-Up Option. The Top-Up Option may be exercised by Gilead or the Purchaser, in whole or in part, at any time at or after the Acceptance Time, so long as the total number of shares of Myogen common stock beneficially owned by the Purchaser and Gilead constitutes at least 80% of the number of shares of Myogen common stock outstanding.

The purchase price for the Top-Up Option Shares may be paid by Gilead or the Purchaser, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to Myogen a promissory note having a principal amount equal to the balance of the purchase price. Any promissory note would bear interest at the rate of 3% per annum, would mature on the first anniversary of the date of execution and delivery and may be prepaid without premium or penalty.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon and after the Acceptance Time, Gilead will be entitled to designate to serve on Myogen’s board of directors (the “Post-Acceptance Board”) the number of directors, rounded up to the next whole number, equal to the product of (i) the total number of directors on Myogen’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction having a numerator equal to the aggregate number of shares of Myogen common stock then beneficially owned by Gilead or the Purchaser (including all shares of Myogen common stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Myogen common stock then outstanding.

Pursuant to the Merger Agreement, following a request by Gilead at or after the Acceptance Time, Myogen must use its best efforts to take all actions (including, at Gilead’s election, increasing the number of authorized directors or obtaining resignations of incumbent directors) necessary to cause Gilead’s designees to be elected or appointed to Myogen’s board of directors. Furthermore, pursuant to the terms of the Merger Agreement, Myogen must take all actions necessary to cause individuals designated by Gilead to constitute the number of members, rounded up to the next whole number where appropriate, on each committee of Myogen’s board of directors that represents at least the same percentage as individuals designated by Gilead on Myogen’s board of directors. After the election or appointment of the directors designated by Gilead to Myogen’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the individuals who were directors of Myogen immediately prior to such designations by Gilead who remain on Myogen’s board of directors after such designations by Gilead will be required in order to (i) amend or terminate the Merger Agreement, or agree or consent to any amendment or termination of the Merger Agreement, in any case on behalf of Myogen, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Gilead or the Purchaser under the Merger Agreement, (iii) waive any of Myogen’s rights under the Merger Agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of Myogen, or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of Myogen relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger”, the Purchaser will be merged with and into Myogen in accordance with the applicable provisions of Delaware law, and Myogen will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of Gilead and the separate corporate existence of the Purchaser will cease.

Conversion of Shares of Myogen Common Stock

Pursuant to the Merger Agreement, each share of Myogen common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Gilead, the Purchaser or Myogen, or by any direct or indirect wholly-owned subsidiary of Gilead, the Purchaser or Myogen, or by any stockholder of Myogen who is entitled to and properly exercises appraisal rights under Delaware law) will be canceled and converted into the right to receive $52.50 (the price per share paid in the Offer) in cash, without interest thereon.

Appraisal Rights

Shares of Myogen common stock that are outstanding immediately prior to the completion of the Merger that are held by persons who have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive $52.50 per share (the price per share paid in the Offer). Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of Myogen common stock in accordance with Section 262 of the DGCL. Shares of Myogen common stock held by stockholders who fail to perfect, or otherwise withdraw or lose, their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $52.50 per share (the price per share paid in the Offer) in cash, without interest thereon. A stockholder may withdraw his demand for appraisal during certain time periods permitted by Section 262 of the DGCL by delivering to Myogen a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of Myogen Options and Employee Stock Purchase Plan

The Merger Agreement provides that at the Acceptance Time, Gilead will cause each option to purchase Myogen common stock that is then outstanding and unexercised to be converted into an option to purchase Gilead common stock by assuming such option in accordance with, and to the extent permitted by, the terms of Myogen’s 2003 Equity Incentive Plan (the “Myogen Option Plan”) and any predecessor thereto and the terms of the stock option agreement by which such option is evidenced. Each option assumed by Gilead will be exercisable (or will become exercisable in accordance with its terms) for a number of whole shares of Gilead common stock equal to the product obtained by multiplying (i) the aggregate number of shares of Myogen common stock that were issuable upon exercise of such option immediately prior to the Acceptance Time by (ii) the quotient determined by dividing (x) the Offer Price ($52.50), by (y) the average closing price per share of Gilead common stock on The Nasdaq Global Market for the five consecutive trading days immediately preceding (but not including) the date that includes the Acceptance Time (the “Exchange Ratio”), rounding down to the nearest whole share. The per share exercise price under each option assumed by Gilead will be equal to the quotient obtained by dividing the per share exercise price under such option by the Exchange Ratio, and rounding up to the nearest whole cent. Any restriction on the exercise of any option assumed by Gilead that is in effect immediately prior to the Acceptance Time will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such option will otherwise remain unchanged (subject to any change in such option triggered by the transactions contemplated by the Merger Agreement under the express terms (as in effect on the date of the Merger Agreement) of the Myogen Option Plan under which such option was issued and the terms of the agreement by which such option is evidenced).

The Merger Agreement also provides that Gilead must file with the Securities and Exchange Commission, no later than ten business days after the Acceptance Time, a registration statement on Form S-8 relating to the shares of Gilead common stock issuable with respect to the options assumed by Gilead in accordance with the Merger Agreement. The Merger Agreement provides that Gilead must use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectuses contained therein) for so long as any such options remain outstanding and to cause shares of Gilead common stock, when issued upon exercise of the options, to be approved for quotation on Nasdaq.

The Merger Agreement provides that immediately following the Acceptance Time, Myogen’s 2003 Employee Stock Purchase Plan (the “ESPP”) will be terminated. The rights of participants in the ESPP with respect to any offering period then underway will be determined by treating the last business day prior to the Acceptance Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. The Merger Agreement also provides that Myogen must take all actions as are necessary to provide that, as and after the Acceptance Time, no further offering periods or purchase periods will commence, and all of the purchase rights will terminate, under the ESPP, provided that such exercise and cessation of further offering and purchase periods, and the termination of the purchase rights, will be conditioned upon the occurrence of the Acceptance Time.

Treatment of Myogen Warrants

The Merger Agreement provides that each warrant to purchase shares of Myogen common stock which is outstanding immediately prior to the completion of the Merger will, in accordance with its terms, cease to represent a right to acquire shares of Myogen common stock and will automatically be converted, at the time of completion of the Merger, into the right to receive an amount in cash, without interest, equal to the product of (i) the amount, if positive, by which the Offer Price exceeds the per share exercise price of such warrant, multiplied by (ii) the number of shares of Myogen common stock issuable upon exercise of such warrant. The Merger Agreement provides that following the completion of the Merger, Gilead must, or must cause the surviving corporation to, (a) honor Myogen’s obligations under such warrants, and (b) deliver notice of the completion of the Merger and the effect thereof on the warrants to the holders of the warrants within 15 days of the completion of the Merger.

Representations and Warranties

Myogen made representations and warranties to the Purchaser and Gilead in the Merger Agreement, including representations and warranties by Myogen relating to:

•	its due organization and good standing;

•	its authority to enter into, and the enforceability against it of, the Merger Agreement;

•	its capitalization;

•	noncontravention of laws and agreements, and absence of required consents;

•	its filings with the Securities and Exchange Commission and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect on Myogen, and the conduct by Myogen of its business in the ordinary course consistent with past practice, during the period from December 31, 2005 through the date of the Merger Agreement;

•	its material contracts;

•	its compliance with legal requirements;

•	governmental authorizations and permits;

•	legal proceedings and orders;

•	tax matters;

•	environmental matters;

•	employee and labor matters, and its benefit plans;

•	its real and personal property;

•	its intellectual property;

•	regulatory matters, including United States Food and Drug Administration (“FDA”) matters;

•	its insurance policies;

•	the required stockholder approval for the Merger;

•	the financial advisory fees payable by Myogen;

•	the fairness opinion received by Myogen’s board of directors; and

•	the inapplicability of Section 203 of the DGCL to the Offer and the Merger.

The Purchaser and Gilead made representations and warranties to Myogen in the Merger Agreement, including representations and warranties relating to:

•	their due organization;

•	their authority to enter into, and the enforceability against them of, the Merger Agreement;

•	noncontravention of laws and agreements, and absence of required consents;

•	legal proceedings and orders;

•	their ownership of capital stock of Myogen; and

•	the sufficiency of the funds held by Gilead to complete the transactions contemplated by the Merger Agreement.

Interim Conduct of Business

The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement or as specified in the disclosure schedule provided by Myogen to Gilead and the Purchaser in connection with the Merger Agreement or as approved in advance by Gilead in writing, during the period from the date of the Merger Agreement through the completion of the Merger, Myogen must:

•	carry on its business in ordinary course of business consistent with past practice and in compliance with all applicable legal requirements in all material respects;

•	pay its debts and taxes when due, in each case subject to good faith disputes;

•	pay or perform all material obligations when due;

•	use commercially reasonable efforts, consistent with past practice, to (i) preserve intact its present business organization, (ii) keep available the services of its officers and employees, (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (iv) keep in effect insurance policies in coverage amounts substantially similar to those in effect at the date of the Merger Agreement;

•	use reasonable efforts to prepare and prosecute the approval by the FDA of a new drug application for Myogen’s developmental drug known as “ambrisentan” consistent with past practice;

•	use reasonable efforts to obtain and maintain on a commercially reasonable basis quantities of finished drug product and related raw materials and components of ambrisentan and Myogen’s developmental drug known as “darusentan” that Myogen reasonably expects to be required for the anticipated commercial launch of ambrisentan and for use in the ongoing and anticipated phase 3 clinical trials of darusentan;

•	inform Gilead promptly and, if related to either ambrisentan or darusentan, provide Gilead with a reasonable opportunity to comment (i) after receipt of any material communication between Myogen, on the one hand, and the FDA or any similar foreign governmental entity, on the other hand, or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA or any similar foreign governmental entity, and (ii) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, making a material change to a development timeline or initiating, or making a material change to, promotional or marketing materials or activities;

•	use reasonable best efforts to preserve and protect its intellectual property; and

•	take all reasonable action necessary with respect to the options and warrants to purchase Myogen common stock and the ESPP to effectuate the terms of the Merger Agreement, provided that Gilead will have the right to review any agreements to modify material terms of the applicable plans or underlying instruments.

The Merger Agreement provides that, except as otherwise expressly permitted under the Merger Agreement or as specified in the disclosure schedule provided by Myogen to Gilead and the Purchaser in connection with the Merger Agreement or as approved in advance by Gilead in writing, during the period from the date of the Merger Agreement through the completion of the Merger, Myogen must not:

•	propose to adopt any amendments to, or amend, its certificate of incorporation or bylaws or comparable organizational documents;

•	authorize the issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Myogen, except for (i) the issuance and sale of Myogen common stock upon the exercise of stock options or warrants outstanding prior to the date of the Merger Agreement and purchase rights under the ESPP in amounts that do not exceed those indicated as reserved for such purposes and (ii) grants to newly hired employees of stock options and after February 15, 2007 the annual grant of stock options to employees, in each case issued in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current fair market value of Myogen’s common stock, so long as (a) the aggregate number of shares subject to such additional stock options does not exceed the sum of (x) either (1) 400,000, or (2) if after February 15, 2007, 1,400,000 less any shares issued pursuant to clause (1), plus (y) the number of shares subject to any stock option (or portion thereof) outstanding as of the date of the Merger Agreement that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee and (b) the aggregate number of shares subject to stock options granted to any individual employee does not exceed the current stock grant guidelines existing as of the date of the Merger Agreement;

•	create or form any subsidiary;

•	split, combine or reclassify any shares of Myogen capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of Myogen capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of Myogen capital stock;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Myogen (other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger);

•	(i) incur or assume any long term or short term debt or issue any debt securities, except for (A) short term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and not to exceed $500,000 in aggregate principal amount at any time, or (B) short term financing of any fee payable by Myogen in connection with termination of the Merger Agreement, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person or entity, (iii) make any material loans, advances or capital contributions to or investments in any other person or entity except in the ordinary course of business consistent with past practice to Myogen employees, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any lien thereupon (other than certain permitted encumbrances);

•	except as may be required by applicable legal requirements or contracts entered into prior to the date of the Merger Agreement that are disclosed on the disclosure schedule provided by Myogen to Gilead and the Purchaser in connection with the Merger Agreement, (i) enter into, adopt, terminate or materially amend (including acceleration of vesting) or modify any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee compensation or benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, or (ii) grant or pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that these requirements shall not prevent Myogen (A) from entering into employment agreements or offer letters with new employees in the ordinary course of business and consistent with past practice, (B) from increasing annual compensation and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of business (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense to Myogen), or (C) from paying any ordinary course performance bonus earned during the year 2006 consistent with past practice (including the payment of the annual bonus for fiscal 2006 in the first quarter of 2007 and the making of annual option grants in compliance with other provisions of the Merger Agreement);

•	forgive any loans to any employees, officers or directors of Myogen, or any of their respective affiliates or associates;

•	make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under Myogen’s employee benefit plans or agreements subject to the employee benefit plans or any other contract of Myogen other than deposits and contributions that are required pursuant to the terms of the employee benefit plans or any agreements subject to the employee benefit plans in effect as of the date of the Merger Agreement;

•	acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing contracts, or (ii) the sale of goods or grants of non-exclusive licenses with respect to Myogen’s intellectual property in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in applicable legal requirements or in generally accepted accounting principles, as applied in the United States (“GAAP”), or a change in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of Myogen’s consolidated financial statements, make any change in any of the accounting principles or practices used by it;

•	(i) make or change any material tax election (unless required by applicable law) or (ii) settle or compromise any material federal, state, local or foreign income tax liability, other than with respect to any proceeding relating to a tax liability that (A) is in progress as of the date of the Merger Agreement, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the balance sheet included in the most recent financial statements included in Myogen’s SEC filings or (C) is in an amount less than $250,000 in the aggregate with all other such liabilities;

•	(i) acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any equity interest therein, (ii) enter into, terminate or materially amend any material contract or (iii) authorize, incur or commit to incur capital expenditures materially in excess of the capital expenditure budget previously provided to Gilead;

•	settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) reflected or reserved against in full in the most recent audited balance sheet included in any of Myogen’s SEC reports filed prior to the date of the Merger Agreement or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by Myogen following the completion of the Merger that is not, individually or in the aggregate, material to Myogen;

•	except as required by applicable legal requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

•	except as required by applicable legal requirements or as contemplated in connection with the Merger, convene any regular or special meeting (or any adjournment or postponement thereof) of the Myogen’s stockholders;

•	consummate the transactions contemplated by that certain Interlocken Land Purchase Contract between JPI Colorado Land, LLP and Myogen effective as of September 12, 2006, or otherwise acquire any land in the Interlocken Advanced Technology Environment in Broomfield, Colorado, in either case prior to December 31, 2006;

•	hire any new employee at the vice president level or above without the prior written consent of Gilead, provided that such consent will not be required for Myogen to hire a Vice President of Regulatory Affairs;

•	enter into or become bound by, or permit any of the assets owned or used by Myogen to become bound by, (i) any exclusive license or exclusive collaboration agreement or any agreement outside the ordinary course of business that relates to Myogen’s intellectual property or that otherwise enables a third party to compete with Myogen, (ii) any agreement that grants rights to distribute or sell any biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Myogen or a licensee, (iii) any contract that provides for future payment obligations by Myogen of either (A) $5,000,000 or more for contracts related to clinical trials of biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Myogen or a licensee, or (B) $1,000,000 or more for contracts other than those related to clinical trials of such drug candidates, compounds or products, or (iv) any amendment or modification to Myogen’s agreements with Abbott relating to ambrisentan and darusentan, with GlaxoSmithKline relating to ambrisentan or with GSK relating to Flolan, or Myogen’s agreement with Novartis; or

•	enter into a contract to do any of the foregoing.

Non-Solicitation and Related Provisions

The Merger Agreement requires that Myogen immediately cease and cause to be terminated any existing discussions with any person that relate to any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Gilead) contemplating a transaction or series of related transactions involving any of the following:

•	any acquisition or purchase from Myogen by any person or “group” (as defined in the Exchange Act and the rules thereunder), directly or indirectly, of more than 15% of the total outstanding voting securities of Myogen, or any tender offer or exchange offer that, if consummated, would result in the person or “group” making such offer beneficially owning 15% or more of the total outstanding voting securities of Myogen;

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Myogen pursuant to which the stockholders of Myogen immediately prior to the consummation of such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Myogen (measured by either book or fair market value thereof) or the net revenues or net income of Myogen; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Myogen.

Each of the transactions referred to above is referred to as an “Acquisition Transaction,” any offer or proposal (other than an offer or proposal made or submitted by Gilead or the Purchaser) relating to a possible Acquisition Transaction is referred to as an “Acquisition Proposal” and any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Gilead or the Purchaser) that would reasonably be expected to lead to an Acquisition Proposal is referred to as an “Acquisition Inquiry.” The Merger Agreement further provides that Myogen must not, and must cause its directors, officers, employees, controlled affiliates, investment bankers, attorneys or other advisors or representatives retained by it not to (and in any event Myogen shall not authorize any of such persons to), directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry or take any action that is intended to lead to an Acquisition Proposal;

•	furnish to any person any non-public information relating to Myogen in response to or in connection with an Acquisition Proposal or Acquisition Inquiry, though Myogen may furnish, in the ordinary course of business and in a manner and to the extent consistent with Myogen’s past practices, any non-public information to (i) any actual or potential customer, supplier, distributor, licensor, licensee, partner or other person to the extent necessary to facilitate any business dealings between Myogen and such actual or potential customer, supplier, distributor, licensor, licensee, partner or other person that are unrelated to any Acquisition Proposal or any Acquisition Inquiry, or (ii) a governmental authority;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or Acquisition Inquiry, though Myogen or any of its advisors or representatives may make a party making an Acquisition Proposal aware of these restrictions in response to the receipt of an Acquisition Proposal, and Myogen may engage in discussions with its advisors or representatives to the extent reasonably necessary to assist Myogen in determining how to properly respond to such Acquisition Proposal or Acquisition Inquiry; or

•	approve, endorse or recommend to stockholders of Myogen any Acquisition Proposal.

However, the Merger Agreement provides that at any time prior to the Acceptance Time, the Myogen board of directors may, directly or indirectly through advisors, agents or other intermediaries or representatives, (A) engage or participate in discussions or negotiations with any person that has made a bona fide Acquisition Proposal in writing that the board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and (B) furnish to any such person described in clause (A) above any non-public information relating to Myogen pursuant to a confidentiality, standstill and nonsolicitation agreement the terms of which are no less favorable in any material respect to Myogen than those contained in the Confidentiality and Exclusivity Agreement, dated as of August 3, 2006, between Myogen and Gilead. In the case of any action taken pursuant to clause (A) or clause (B) above, (1) the Myogen board of directors must have received such Acquisition Proposal other than as a result of a breach or violation of these terms of the Merger Agreement, (2) the board of directors must first have reasonably determined in good faith, after having taken into account the advice of Myogen’s outside legal counsel, that the failure to take such action is likely to constitute a breach of its fiduciary obligations to stockholders of Myogen under applicable legal requirements, (3) at least two business days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, any person described in clause (A) above, Myogen must have given Gilead written notice of the identity of such person and all of the material terms and conditions of such Acquisition Proposal and of Myogen’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such person, and (4) contemporaneously with furnishing any non-public information to such person, Myogen must have furnished such non-public information to Gilead (to the extent such information has not been previously furnished by Myogen to Gilead). For purposes of the Merger Agreement, “Superior Proposal” means any unsolicited, bona fide written offer made by a third party unaffiliated with Myogen to purchase (by way of merger, tender offer or otherwise) greater than 50% of Myogen’s assets or greater than 50% of the outstanding shares of Myogen common stock (other than shares of Myogen common stock already held by such third party) that Myogen’s board of directors has reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such offer, as well as any revisions to the terms proposed by Gilead as permitted by the Merger Agreement) is more favorable to the stockholders of Myogen (in their capacities as such) than the terms of the Offer and the Merger (taking into account any revisions to the terms of the Merger Agreement proposed by Gilead) and reasonably capable of being consummated.

The Merger Agreement also requires that after receipt of any Acquisition Proposal or Acquisition Inquiry, Myogen promptly (and in any event within one business day) must advise Gilead orally (and confirm in writing as soon as practicable thereafter) of the receipt by Myogen of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of the Acquisition Proposal or Acquisition Inquiry and the identity of the person or group making the Acquisition Proposal or Acquisition Inquiry. Myogen must keep Gilead informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry.

Recommendation of Myogen’s Board of Directors

Myogen’s board of directors has recommended that the stockholders of Myogen accept the Offer, tender their shares of Myogen common stock to the Purchaser pursuant to the Offer and, if required by applicable law, vote their shares in favor of the adoption of the Merger Agreement (the “Myogen Board Recommendation”). The Merger Agreement provides that, except as provided below, neither Myogen’s board of directors nor any committee thereof may withhold, withdraw, amend or modify in a manner adverse to Gilead, or resolve or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Gilead, the Myogen Board Recommendation (a “Myogen Board Recommendation Change”).

The Merger Agreement further provides that notwithstanding the foregoing, at any time prior to the Acceptance Time, the Myogen Board Recommendation may be withdrawn or modified in a manner adverse to

Gilead and the Purchaser if: (i) the Myogen board of directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, and such Acquisition Proposal did not result from any breach or violation of the terms of the non-solicitation and related provisions of the Merger Agreement; (ii) such Acquisition Proposal is binding and is reflected in a form of definitive acquisition agreement executed on behalf of the person that made such Acquisition Proposal (the “Specified Acquisition Agreement”); (iii) the Myogen board of directors has reasonably determined in good faith (after consultation with outside legal counsel and taking into account any revisions to the terms proposed by Gilead as described in clause (vi) below), that, in light of such Acquisition Proposal, the failure of the Myogen board of directors to effect a Myogen Board Recommendation Change is likely to constitute a breach of its fiduciary duties to the stockholders of Myogen under applicable legal requirements; (iv) prior to effecting such Myogen Board Recommendation Change, the Myogen board of directors has given Gilead at least five business days’ written notice of its intent to effect a Myogen Board Recommendation Change, accompanied by a complete copy of the Specified Acquisition Agreement; (v) during the five business day period referred to in clause (iv) above, Myogen has negotiated in good faith with Gilead and Gilead’s officers, directors, representatives and agents the terms of possible revisions to the terms of the Merger Agreement; and (vi) Gilead shall not have made during such five business day period a binding offer to revise the terms hereof that (if implemented) would make the Acquisition Proposal reflected in such Specified Acquisition Agreement cease to constitute a Superior Proposal. If, as of the date on which the written notice contemplated by clause (iv) of the preceding sentence is given by Myogen to Gilead, there are less than six business days remaining prior to the next scheduled expiration date of the Offer, then, unless the Purchaser elects to extend the Offer in order to permit the satisfaction of the Offer Conditions as described in the Merger Agreement or the Offer is otherwise extended as provided in the Merger Agreement, the Purchaser must extend the Offer to the date that is six business days following the date on which such written notice is given by Myogen to Gilead, or for such longer period as may be required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer.

Myogen Stockholders’ Meeting

The Merger Agreement provides that as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period, if the adoption of the Merger Agreement by Myogen’s stockholders is required by law in order to complete the Merger, Myogen must establish a record date for, call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the Merger Agreement, and that Myogen must solicit from its stockholders proxies in favor of the adoption of the Merger Agreement in accordance with the DGCL.

Under the Merger Agreement, Gilead has agreed to cause all shares of Myogen common stock owned by Gilead, the Purchaser or any of their subsidiaries to be voted in favor of the adoption of the Merger Agreement at the Myogen stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Myogen common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a stockholders’ meeting in accordance with Section 253 of the DGCL.

All Reasonable Efforts to Complete Transactions

The Merger Agreement provides that, subject to the terms and conditions thereof, Gilead, the Purchaser and Myogen must use all reasonable efforts to take, or cause to be taken, all actions necessary to complete the transactions contemplated by the Merger Agreement, including (i) Myogen using all reasonable efforts to cause the Offer Conditions and the conditions to the Merger set forth in the Merger Agreement to be satisfied or fulfilled, (ii) Gilead and the Purchaser using all reasonable efforts to cause certain Offer Conditions to be satisfied or fulfilled, (iii) Myogen using all reasonable efforts to obtain all necessary or appropriate consents and waivers under any contracts to which Myogen is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such contracts following the consummation of the transactions, (iv) Gilead, the

Purchaser and Myogen using all reasonable efforts to obtain all necessary actions or non-actions, consents and waivers from governmental entities, seek the expiration or termination of all applicable waiting periods under applicable legal requirements, and make all necessary registrations, declarations and filings with governmental entities, and (v) Gilead, the Purchaser and Myogen using all reasonable efforts to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Employee Benefits Matters

Pursuant to the Merger Agreement, from the Acceptance Time through the completion of the Merger, Gilead must permit Myogen to continue the employment, compensation and benefits of all Myogen employees who are offered and timely accept employment by Gilead or any subsidiary of Gilead (including, after the Acceptance Time, Myogen) or who continue their employment with Myogen at or after the Acceptance Time (“Continuing Employees”) on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of the Merger Agreement, except as otherwise contemplated by the Merger Agreement in connection with Gilead’s employee benefit plans. From and after the completion of the Merger, Gilead, the surviving corporation or a subsidiary of the surviving corporation must permit all Continuing Employees to participate in the benefit plans, programs, and arrangements of Gilead, the surviving corporation or its subsidiaries to the same extent as similarly situated employees of Gilead or its subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements. Continuing Employees must be given credit under Gilead’s employee benefit plans for all years of service with Myogen prior to the completion of the Merger for purposes of eligibility, vesting in respect of a matching contribution under a Gilead benefit plan, program or arrangement intended to qualify under Section 401(k) of the Code and the determination of rate of vacation accrual. Following the completion of the Merger, Gilead must cause the surviving corporation to honor the obligations of Myogen to pay to each Continuing Employee the ordinary course performance bonus earned by such Continuing Employee during the year 2006 consistent with past practice.

The Merger Agreement also requires that Myogen not take (or cause or permit to be taken) any action to terminate any employee benefit plan sponsored by Myogen (or in which Myogen participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, provided that if otherwise directed in writing by Gilead prior to the completion of the Merger, Myogen must take (or cause to be taken) all actions reasonably determined by Gilead to be necessary or appropriate to terminate, effective immediately prior to the Acceptance Time or immediately prior to the completion of the Merger, any such employee benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, Gilead must cause the surviving corporation to honor and fulfill in all respects the obligations of Myogen to exculpate, indemnify, hold harmless or advance expenses under any and all indemnification agreements in effect as of the date of the Merger Agreement between Myogen and any of its directors and officers as of the date of the Merger Agreement (the “Indemnified Parties”) for a period of six years following the Acceptance Time arising out of facts or circumstances occurring or existing prior to the Acceptance Time. The Merger Agreement further provides that for a period of six years following the completion of the Merger, Gilead must cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of Myogen immediately prior to the Acceptance Time, and that during such six-year period, (i) Gilead must cause the surviving corporation to honor and fulfill in all respects all obligations pursuant to such provisions, and (ii) such provisions must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, except as required by legal requirements.

The Merger Agreement requires that for a period of six years after the Acceptance Time, Gilead must cause the surviving corporation to maintain in effect Myogen’s directors’ and officers’ liability insurance in effect as of the date of the Merger Agreement in the form disclosed by Myogen to Gilead prior to the date of the Merger Agreement (“D&O Insurance”) in respect of acts or omissions occurring (or allegedly occurring) at or prior to the Acceptance Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of the Merger Agreement. However, in satisfying these obligations (i) the surviving corporation may substitute for the D&O Insurance a policy or policies of comparable coverage, and (ii) Gilead and the surviving corporation will not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by Myogen for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”). In addition, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Acceptance Time, Myogen may purchase a “tail” prepaid policy on the D&O Insurance for a period of six years from the Acceptance Time on terms and conditions no less favorable to the Indemnified Parties than the D&O Insurance. In the event that Myogen purchases such a “tail” policy prior to the Acceptance Time, the surviving corporation must maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Gilead and the surviving corporation as described above with respect to D&O Insurance, for so long as such “tail” policy shall be maintained in full force and effect.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	if required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of greater than 50% of the shares of Myogen common stock outstanding on the record date for the meeting of the holders of Myogen common stock to vote on the adoption of the Merger Agreement;

•	no governmental entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any legal requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Gilead or Myogen have material operations or which has the effect of prohibiting or otherwise preventing the completion of the Merger, or (ii) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Gilead or Myogen have material business or operations or which has the effect of prohibiting or otherwise preventing the completion of the Merger; and

•	the Purchaser shall have accepted for payment and paid for shares of Myogen common stock pursuant to the Offer.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated:

•	by mutual written consent of Gilead and Myogen at any time prior to the completion of the Merger;

•	by either Gilead or Myogen, if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without the Purchaser having accepted for payment any shares of Myogen common stock pursuant to the Offer, provided that this right to terminate the Merger Agreement is not available to any party whose breach of any covenant or obligation under the Merger Agreement resulted in (i) the failure of any of the Offer Conditions to be satisfied or (ii) the expiration or termination of the Offer without the Purchaser having accepted for payment any shares of Myogen common stock pursuant to the Offer (the “Expiration Termination Right”);

•	by either Gilead or Myogen, if the Purchaser has not accepted for payment shares of Myogen common stock pursuant to the Offer on or before June 30, 2007, provided that in the event that the Offer

Conditions relating to the expiration or termination of the waiting period applicable to the acquisition of shares of Myogen common stock in connection with the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or the absence of any legal proceeding involving a governmental body related to the Offer or the Merger have not been satisfied, and all of the other Offer Conditions have been satisfied or waived on or prior to June 30, 2007, such termination date shall be automatically extended until September 30, 2007, and provided further, that this right to terminate the Merger Agreement is not available to any party whose breach of any covenant or obligation under the Merger Agreement resulted in (i) the failure of any of the Offer Conditions to be satisfied on either of such dates, as applicable, or (ii) the expiration or termination of the Offer without the Purchaser having accepted for payment any shares of Myogen common stock pursuant to the Offer (the “End Date Termination Right”);

•	by Myogen if in the event (A) of a breach of any covenant or agreement on the part of Gilead or the Purchaser set forth in the Merger Agreement or (B) that any of the representations and warranties of Gilead and the Purchaser set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer, but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent Gilead and the Purchaser from accepting for payment or paying for shares of Myogen common stock pursuant to the Offer or consummating the Merger in accordance with the terms of the Merger Agreement, provided that, (i) for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any scheduled expiration date of the Offer, all qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) in the event that such breach of covenant by Gilead or the Purchaser is, or such inaccuracies in the representations and warranties of Gilead or the Purchaser are, curable by Gilead or the Purchaser through the exercise of commercially reasonable efforts, then Myogen will not be permitted to terminate the Merger Agreement until the earlier to occur of (1) the expiration of a 15 calendar day period after delivery of written notice from Myogen to Gilead of such breach or inaccuracy, as applicable, or (2) Gilead or the Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy;

•	by Myogen in order to accept a Superior Proposal and enter into the Specified Acquisition Agreement relating to such Superior Proposal, if (A) Myogen’s board of directors, after satisfying and complying with all of the other non-solicitation restrictions and restrictions on changes of recommendation set forth in the Merger Agreement, has made a Myogen Board Recommendation Change and authorized Myogen to enter into a Specified Acquisition Agreement, (B) Myogen has delivered to Gilead a written notice (that includes a copy of the Specified Acquisition Agreement as an attachment) containing Myogen’s representation and warranty that the Specified Acquisition Agreement has been duly executed and delivered to Myogen by the other party thereto, that the Myogen board of directors has authorized the execution and delivery of the Specified Acquisition Agreement on behalf of Myogen and that Myogen will enter into the Specified Acquisition Agreement immediately upon termination of the Merger Agreement, and (C) Myogen has paid to Gilead the termination fee as described below (the “Superior Offer Termination Right”);

•

by Gilead in the event (A) of a breach of any covenant or agreement on the part of Myogen set forth in the Merger Agreement or (B) that any representation or warranty of Myogen set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer, but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in one or more of the Offer Conditions relating to Myogen’s representations, warranties and covenants not being satisfied as of any scheduled expiration date of the Offer, provided that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any scheduled expiration date of the Offer, (i) all qualifications based on the word “material” contained in such representations and warranties shall be disregarded and any update of or modification to the disclosure schedule delivered by Myogen to Gilead and the Purchaser made or purported to have been made on or after the date of the Merger Agreement shall be disregarded, (ii) in the event that such breach of covenant by Myogen is, or such inaccuracies in the representations and warranties of Myogen are, curable by Myogen through the exercise of commercially reasonable efforts, then Gilead will not be permitted to terminate the Merger Agreement until the earlier to occur of (1) the expiration of a 15 calendar day period after delivery of written notice from Gilead to Myogen of such breach or inaccuracy, as applicable, or (2) Myogen ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, and (iii) Gilead would not be permitted to terminate the Merger Agreement if the proposed termination is based solely on an isolated and inadvertent breach of the non-solicitation and related provisions of the Merger Agreement that (x) is committed by an employee of Myogen who is not an officer or director of Myogen and (y) does not give rise to an Acquisition Proposal or Acquisition Inquiry;

•	by Gilead if a Triggering Event (as defined below) occurs (the “Triggering Event Termination Right”);

•	by Gilead if the Myogen board of directors (or one or more members of the Myogen board of directors) has taken any action publicly or that shall have become public (other than an action that constitutes a Triggering Event) that indicates that the Myogen board of directors does not unanimously support the Offer or the Merger and that would reasonably be expected to have a significant adverse impact on Myogen or its business or on the likelihood that any one or more of the Offer Conditions will be satisfied; or

•	by Gilead if a Company Material Adverse Effect (as defined below) shall have occurred.

The Merger Agreement provides that a “Triggering Event” shall be deemed to have occurred if (i) the Myogen board of directors has failed, on or before the date of the Merger Agreement, to unanimously recommend that Myogen stockholders accept the Offer and tender their shares of Myogen common stock pursuant to the Offer and vote to adopt the Merger Agreement, (ii) a Myogen Board Recommendation Change occurs, (iii) Myogen has failed to include in the Schedule 14D-9 the Myogen Board Recommendation or a statement to the effect that the Myogen board of directors has determined and believes that the Offer and the Merger are in the best interests of Myogen stockholders, (iv) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the Myogen board of directors fails to reaffirm publicly the Myogen Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of Myogen’s stockholders, in either case within ten business days after Gilead requests in writing that such recommendation or determination be reaffirmed publicly, (v) the Myogen board of directors has approved, endorsed or recommended any Acquisition Proposal, (vi) Myogen enters into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (other than a confidentiality agreement executed as contemplated by the non-solicitation and related provisions of the Merger Agreement), (vii) a tender or exchange offer relating to securities of Myogen has commenced and Myogen has not sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Myogen recommends rejection of such tender or exchange offer, (viii) an Acquisition Proposal is publicly announced, and Myogen fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is publicly announced, or (ix) there is material breach or violation of any of the non-solicitation and related provisions of the Merger Agreement arising from any action taken by Myogen or any director, officer or advisor of Myogen with knowledge that such action would give rise to a breach.

The Merger Agreement defines “Company Material Adverse Effect” as any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has had or is reasonably expected to have a material adverse effect on (a) the business (taken as a whole), financial condition, capitalization (taken as a whole), assets (taken as a whole) or liabilities (taken as a whole) of Myogen, or (b) the ability of Myogen to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, provided that no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following will be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following will be taken into account when determining whether a Company Material Adverse Effect has occurred (i) general economic or political conditions in the countries in which Myogen does business (except to the extent that Myogen is adversely affected disproportionately relative to other businesses in such countries), (ii) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that Myogen is adversely affected disproportionately relative to the other participants in such industries), (iii) the condition of the financial or securities markets in the countries in which Myogen does business, (iv) any change in the stock price or trading volume of Myogen common stock in and of itself (it being understood that the facts or occurrences giving rise to such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) the announcement or pendency of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (vi) any unreasonable refusal by Gilead to grant its consent to capital expenditures by Myogen or the settlement of a legal proceeding by Myogen that Myogen reasonably proposes to take and with respect to which Myogen requests in writing Gilead’s consent, (vii) any refusal by Gilead to grant its consent to the darusentan DAR-312 clinical trial as currently proposed to be conducted by Myogen, (viii) the failure of Myogen to meet published projections of earnings, revenues or any other financial measure (regardless of whether such projections were made by Myogen or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (ix) changes in GAAP that take effect after the date of the Merger Agreement (but not changes in Myogen’s interpretation of GAAP), (x) changes in any legal requirements that take effect after the date of the Merger Agreement and are of general applicability and not specific to Myogen or its business, (xi) any adverse changes, developments, circumstances, events or occurrences relating to ambrisentan or darusentan to the extent directly resulting from an action by Gilead or any of its affiliates, (xii) the determination by, or the delay of a determination by, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products (of persons other than Myogen) similar to or competitive with Myogen’s material products and product candidates, (xiii) the results of any clinical trial of one or more products or product candidates of any person other than Myogen, or (xiv) the entry or threatened entry into the market of a generic version of Myogen’s product known as Flolan.

Fees and Expenses; Termination Fee

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of Myogen common stock are purchased pursuant to the Offer and whether or not the Merger is completed.

The Merger Agreement further provides that if the Merger Agreement is terminated by Gilead or Myogen pursuant to the Expiration Termination Right or the End Date Termination Right and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal has been disclosed, announced, commenced, submitted or made, then if within one year after the date of termination of the Merger Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, Myogen must pay to Gilead, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $75,000,000, provided that for purposes of this right, all references to “15%” or to “85%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

In addition, if the Merger Agreement is terminated by Myogen pursuant to the Superior Offer Termination Right, then Myogen must make a nonrefundable cash payment of $75,000,000 to Gilead at or prior to the time of termination, and if the Merger Agreement is terminated by Gilead pursuant to the Triggering Event Termination Right, then Myogen must make a nonrefundable cash payment of $75,000,000 to Gilead within two business days after such termination.

13. Conditions to the Offer

The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and Gilead in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Myogen) of this Offer to Purchase.

The Merger Agreement provides that the Purchaser (i) is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any tendered shares of Myogen common stock, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations of the SEC, the payment for, any tendered shares of Myogen common stock, if immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to the Merger Agreement) (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall not have expired or been terminated or any other antitrust, competition or merger control consents reasonably necessary to permit the Purchaser to accept for payment and pay for shares of Myogen common stock pursuant to the Offer has not been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), (B) the Minimum Condition has not been satisfied, or (C) any of the following shall have occurred, or shall exist and be continuing:

•	any of the representations and warranties of Myogen set forth in the Merger Agreement that relate to its authority to enter into, and the enforceability of, the Merger Agreement, its capitalization, the required stockholder approval for the Merger or the inapplicability of Section 203 of the DGCL and that do not address matters only as of a particular date (A) shall not have been accurate in all material respects as of the date of the Merger Agreement, or (B) shall not have been accurate in all material respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, or any of the such representations and warranties of Myogen that address matters only as of a particular date were not accurate in all material respects as of such particular date, provided that for purposes of determining the accuracy of any of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to disclosure schedule delivered by Myogen to Gilead and the Purchaser made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•	(i) any of the representations and warranties of Myogen set forth in the Merger Agreement (other than those referred to in the clause immediately above) that do not address matters only as of a particular date (A) shall not have been accurate in all respects as of the date of the Merger Agreement, or (B) shall not be accurate in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, or any of the representations and warranties of Myogen set forth in the Merger Agreement (other than those referred to in the clause immediately above) that address matters only as of a particular date shall not have been accurate in all respects as of such particular date, and (ii) any such failure of such representations and warranties to be so accurate, or the circumstances constituting or giving rise to such failure would constitute, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to Myogen’s disclosure schedule made or purported to have been made on or after the date of the Merger Agreement shall be disregarded;

•	Myogen shall have failed to perform in any material respect any obligation or shall have failed to comply in any material respect with any covenant or other agreement of Myogen to be performed or complied with by it under the Merger Agreement;

•	there shall be instituted or pending immediately prior to the expiration of the Offer (or it shall be more likely than not that there will be instituted) any legal proceeding to which any governmental entity is or is likely to become a party against Gilead, the Purchaser or Myogen (i) challenging the acquisition by the Purchaser of any shares of Myogen common stock pursuant to the Offer or seeking to prohibit or materially restrain the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (ii) seeking to impose material limitations on the ability of the Purchaser (or Gilead on the Purchaser’s behalf), or render the Purchaser unable, to accept for payment, pay for or purchase any or all shares of Myogen common stock pursuant to the Offer or the Merger, (iii) seeking to prohibit or impose any material limitations on the ownership or operation by Gilead (or any of its subsidiaries) of all or any portion of the businesses or assets of Gilead, Myogen or any of their respective subsidiaries, or to compel Gilead, Myogen or the surviving corporation to dispose of or hold separate any portion of the businesses or assets of Gilead, Myogen or the surviving corporation or any of their respective subsidiaries, (iv) seeking to prohibit or impose material limitations on the ability of Gilead or the Purchaser effectively to exercise full rights of ownership of the stock of the Purchaser, Myogen or the surviving corporation, including the right to vote the stock of the Purchaser, Myogen or the surviving corporation on all matters properly presented to the stockholders of any such entity, or (v) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and seeking to obtain from Gilead, the Purchaser or Myogen any damages or other relief that would be material to Gilead, the Purchaser or Myogen, provided that in the case of any such legal proceeding instituted or pending against Gilead or the Purchaser, Gilead and the Purchaser shall have taken all actions with respect to such legal proceeding required to be taken by them pursuant to provisions of the Merger Agreement requiring reasonable efforts to complete the transactions contemplated by the Merger Agreement;

•	any governmental entity shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) any legal requirement that is in effect immediately prior to the expiration of the Offer that has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or that has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (ii) issued or granted any order (whether temporary, preliminary or permanent) that is in effect immediately prior to the expiration of the Offer and has the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (iii) taken any other action that, immediately prior to the expiration of the Offer, would be reasonably expected to have any of the consequences referred to in the clause immediately above;

•	since the date of the Merger Agreement, there shall have been any Company Material Adverse Effect;

•	Gilead and the Purchaser shall not have received a certificate executed by Myogen’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in the first three clauses above have been duly satisfied; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Gilead and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Gilead or the Purchaser, in whole or in part, at any time and from time to time until the Expiration Date of the Offer, in the sole discretion of Gilead and the Purchaser. The Minimum Condition may not be waived by Gilead or the Purchaser without Myogen’s written consent. Subject to the terms and conditions of the Merger Agreement, the failure by Gilead or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Expiration Date of the Offer. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Myogen common stock will be promptly returned to the tendering stockholders.

14. Certain Legal Matters

Except as described in this Section 14, including based on information provided by Myogen, none of Myogen, the Purchaser or Gilead is aware of any license or regulatory permit that appears to be material to the business of Myogen that might be adversely affected by the Purchaser’s acquisition of shares of Myogen common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Myogen common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Gilead currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws”. While, except as otherwise described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of, or payment for, shares of Myogen common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Myogen’s business or that certain parts of Myogen’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of Myogen common stock that are tendered in the Offer. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law and State Takeover Statutes

Myogen is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such date. The Myogen board of directors approved the Offer and the Merger for purposes of Section 203 of the DGCL.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states.

Antitrust

United States Antitrust Law. Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless specified information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Offer and the Merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, Gilead, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on October 12, 2006. As a result, the waiting period applicable to the purchase of shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on October 27, 2006. However, at the end of the waiting period, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of Myogen common stock in the Offer and the Merger. At any time before the Purchaser’s acquisition of shares of Myogen common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of Myogen common stock in the Offer, the Merger or otherwise, or seeking the divestiture of substantial assets of Gilead, Myogen or their respective subsidiaries. At any time after the Purchaser’s acquisition of shares of Myogen common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Myogen common stock acquired by the Purchaser in the Offer and the Merger or seeking the divestiture of substantial assets of Gilead, Myogen or their respective subsidiaries. In this regard, the Merger Agreement provides that nothing therein shall be deemed to require Gilead or Myogen to agree to any divestiture by itself or by any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case if doing so would be reasonably expected to have a material adverse effect on such party (in the case of Gilead, after giving effect to the transactions contemplated by the Merger Agreement).

Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Myogen common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Federal Reserve Board Regulations

Shares of Myogen common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Myogen common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Myogen common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15. Fees and Expenses

The Purchaser and Gilead have retained Georgeson Inc. to act as the Information Agent for the Offer, and Computershare Trust Company, N.A. to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Myogen common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Myogen common stock.

Neither the Purchaser nor Gilead will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Myogen common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Myogen common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Gilead is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Gilead becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Myogen common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser and Gilead by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Gilead that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser and Gilead have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Myogen has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Myogen) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

MUSTANG MERGER SUB, INC.

October 16, 2006

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

THE PURCHASER AND GILEAD

1. Directors and Executive Officers of the Purchaser

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Mustang Merger Sub, Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Milligan, Ph.D. President, Chief Financial Officer and Director	John F. Milligan, Ph.D. has served as President, Chief Financial Officer and Director of the Purchaser since September 2006. Dr. Milligan served as Gilead’s Senior Vice President and Chief Financial Officer since March 2002 and was promoted to Executive Vice President and Chief Financial Officer in August 2003. Dr. Milligan joined Gilead in 1990, beginning as a Research Scientist and transitioning to Project Management in 1994. In 1996 he became Director of Project Management and Project Team Leader for the Gilead and Hoffmann-La Roche collaboration on Tamiflu®. In 1998 he transitioned to Corporate Development and in March 2000 was appointed to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan received a Doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral fellow at the University of California at San Francisco.

Gregg H. Alton Secretary and Director	Gregg H. Alton is Senior Vice President and General Counsel for Gilead and has served as Secretary and Director of the Purchaser since September 2006. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005, where he is responsible for legal affairs as well as Gilead’s government affairs activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnership and corporate finance transactions for healthcare and information technology companies. Mr. Alton is Chairman of the Board of BayBio, a San Francisco Bay Area life sciences industry organization, a member of the board of the AIDS Healthcare Foundation, member of the board and treasurer of the Biotechnology Industry Organization’s General Counsel Committee, and a member of the advisory board of BIO Ventures for Global Health. He received his J.D. from Stanford Law School and his bachelor’s degree from the University of California at Berkeley.

2. Directors and Executive Officers of Gilead

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Gilead are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John C. Martin, Ph.D. President, Chief Executive Officer and Director	John C. Martin, Ph.D. has served as Gilead’s President and Chief Executive Officer and a member of the Board of Directors since April 1996. He joined Gilead in October 1990 as Vice President for Research and Development. From 1984 to 1990 he held several leadership positions at Bristol-Myers Squibb in the division of antiviral chemistry. Before that he was with Syntex Corporation from 1978 to 1984. Dr. Martin received a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in Marketing from Golden Gate University. He serves on the Centers for Disease Control/Health Resources and Services Administration’s Advisory Committee on HIV and STD Prevention and Treatment, and on the Board of Trustees at the University of Chicago and Golden Gate University. He is Chairman of the Board of Directors of the California Healthcare Institute, and a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin received the Isbell Award of the American Chemical Society for his applications of carbohydrate chemistry to the design of medicinally active nucleosides and nucleotides, and he is a recipient of the International Society for Antiviral Research’s Gertrude B. Elion award for Scientific Excellence.

Norbert W. Bischofberger, Ph.D. Executive Vice President, Research and Development	Norbert W. Bischofberger, Ph.D. joined Gilead in August 1990 as Director of Organic Chemistry and was promoted to Vice President, Organic Chemistry in February 1993 and Senior Vice President, Research and Development in January 1998. In November 2000, Dr. Bischofberger was promoted to Executive Vice President of Research and Development. From 1986 to 1990, Dr. Bischofberger was in Genentech’s DNA Synthesis Group, where he served most recently as Senior Scientist, DNA Chemistry. He received his Ph.D. in Organic Chemistry at Eidgenossische Technische Hochschule in Zurich, Switzerland. He then performed postdoctoral research in steroid chemistry at Syntex, followed by research in Professor George Whiteside’s lab at Harvard University, where his emphasis was organic chemistry and applied enzymology.

John F. Milligan, Ph.D. Executive Vice President and Chief Financial Officer	John F. Milligan, Ph.D. served as Gilead’s Senior Vice President and Chief Financial Officer since March 2002 and was promoted to Executive Vice President and Chief Financial Officer in August 2003. Dr. Milligan joined Gilead in 1990, beginning as a Research Scientist and transitioning to Project Management in 1994. In 1996 he became Director of Project Management and Project Team Leader for the Gilead and Hoffmann-La Roche collaboration on Tamiflu®. In 1998 he transitioned to Corporate Development and in March 2000 was appointed to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan received a Doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral fellow at the University of California at San Francisco.

Name and Position	Present Principal Occupation or Employment and Employment History
Kevin Young Executive Vice President, Commercial Operations	Kevin Young joined Gilead in September 2004 as Executive Vice President of Commercial Operations. Mr. Young has spent 20 years in the biopharmaceutical industry, first with Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals) and more recently, Amgen Inc. During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States. His most recent position was Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool and Nottingham, England and has completed the Executive Program at the University of Michigan, School of Business Administration.

Gregg H. Alton Senior Vice President and General Counsel	Gregg H. Alton is Senior Vice President and General Counsel for Gilead. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005, where he is responsible for legal affairs as well as Gilead’s government affairs activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnership and corporate finance transactions for healthcare and information technology companies. Mr. Alton is Chairman of the Board of BayBio, a San Francisco Bay Area life sciences industry organization, a member of the board of the AIDS Healthcare Foundation, member of the board and treasurer of the Biotechnology Industry Organization’s General Counsel Committee, and a member of the advisory board of BIO Ventures for Global Health. He received his J.D. from Stanford Law School and his bachelor’s degree from the University of California at Berkeley.

Anthony D. Caracciolo Senior Vice President, Manufacturing	Anthony D. Caracciolo was appointed Senior Vice President, Manufacturing of Gilead in August 2003. Prior to joining Gilead in 1997, Mr. Caracciolo spent six years as Vice President of Operations for Bausch & Lomb’s pharmaceutical division in Tampa, Florida, directing the manufacture and global distribution of ophthalmic preparations. Prior to Bausch & Lomb, he held various management positions at Sterling Drug, Inc. Over a 13-year period, Mr. Caracciolo was involved in manufacturing and commercial operations at various facilities and locations throughout the United States, most recently serving as Vice President and General Manager of Sterling Pharmaceuticals, Inc., Barceloneta, Puerto Rico. Mr. Caracciolo received a bachelor’s degree in Pharmaceutical Science from St. John University, New York, and was a practicing pharmacist.

Name and Position	Present Principal Occupation or Employment and Employment History
William A. Lee, Ph.D. Senior Vice President, Research	William A. Lee, Ph.D. joined Gilead as Director of Pharmaceutical Product Development in August 1991, became Vice President, Pharmaceutical Product Development in January 1995 and in February 2000 was promoted to Vice President, Research and Pharmaceutical Development. In November 2000, Dr. Lee was promoted to Senior Vice President, Research and Product Development. Dr. Lee is a co-inventor of Roche’s immune suppressive drug, CellCept®, a prodrug of mycophenolic acid, which is currently on the market. Dr. Lee was Department Head of Drug Delivery and Formulation at California Biotechnology, Inc. from 1986 to 1991 and with Syntex from 1985 to 1986. He received his Ph.D. in Physical Organic Chemistry from the University of California at San Diego and did postdoctoral work at the Ecole Polytech Federal Lausanne and the University of California at Santa Barbara.

A. Bruce Montgomery, M.D. Senior Vice President and Head of Respiratory Therapeutics	A. Bruce Montgomery, M.D. was appointed as Gilead’s Senior Vice President, Head of Respiratory Therapeutics in August 2006. Dr. Montgomery founded Corus Pharma in January 2001 and served as the company’s CEO and Director for five years. Gilead acquired Corus in August 2006. Prior to founding Corus, Dr. Montgomery served as Executive Vice President of Research and Development at PathoGenesis Corporation where he managed the development of inhaled tobramycin for the treatment of cystic fibrosis. Prior to PathoGenesis, Dr. Montgomery helped Genentech Inc. develop Pulmozyme®, another treatment for cystic fibrosis. Dr. Montgomery serves on the Board of Directors of the Pacific Science Center and is a Trustee of the Washington State Life Sciences Discovery Fund. He received his Bachelor of Science in Chemistry and Doctorate of Medicine from the University of Washington, Seattle and is a board certified internist and pulmonologist.

John J. Toole, M.D., Ph.D. Senior Vice President, Clinical Research	John J. Toole, M.D., Ph.D. joined Gilead in April 1990 as Director of Molecular and Cellular Biology and was promoted to Vice President, Biology in May of 1996. In 1998 he transitioned to Vice President, Clinical Research and in August 2003 was promoted to Senior Vice President, Clinical Research. Prior to joining Gilead Dr. Toole was a recipient of an American Cancer Society Postdoctoral Fellowship, and performed his postdoctoral work in molecular biology at the Harvard Medical School and the Massachusetts Institute of Technology. Dr. Toole was one of the founding scientists of Genetics Institute, Inc., where he led the project team that first cloned the human coagulation factor VIII gene. He received his Ph.D. in Molecular Biology from the State University of New York at Buffalo, and his M.D. from the Stanford University School of Medicine.

Name and Position	Present Principal Occupation or Employment and Employment History
Taiyin Yang, Ph.D. Senior Vice President, Pharmaceutical Development and Manufacturing	Taiyin Yang, Ph.D. is Gilead’s Senior Vice President, Pharmaceutical Development and Manufacturing. Dr. Yang joined Gilead in 1993 as Director of Analytical Chemistry and was promoted to Senior Director of Analytical and Quality Operations in 1997, and Vice President of Pharmaceutical Development and Manufacturing in 2000. She was promoted to her current role in 2005, where she is responsible for managing the chemistry, manufacturing and control operations encompassing chemical development, formulation and process development of active pharmaceutical ingredients for Gilead’s commercial and investigational products. Prior to joining Gilead, Dr. Yang was Director of Analytical Chemistry at Syntex Corporation. Dr. Yang is a member of the American Association of Pharmaceutical Scientists, a member of the American Chemical Society and a member of the Drug Information Association. Dr. Yang received her bachelor’s degree in Chemistry from National Taiwan University and her Ph.D. in Organic Chemistry from the University of Southern California.

Kristen M. Metza Vice President, Human Resources	Kristen M. Metza joined Gilead in April 2006 as Vice President, Human Resources. Prior to joining Gilead, Ms. Metza worked for Abgenix, Inc., where she held the position of Senior Vice President, Human Resources from January 2005 until April 2006 when Abgenix was acquired by Amgen Inc. She was also previously Vice President of Human Resources for Applied Biosystems from 2001 to 2005 and Quantum Corporation from 1997 to 2001. She is a graduate of the University of Minnesota.

James M. Denny Chairman of the Gilead Board of Directors	James M. Denny serves as Gilead’s Chairman of the Board of Directors. He also serves on the Audit Committee and the Nominating and Corporate Governance Committee. He joined Gilead’s Board of Directors in 1996 following his retirement from Sears, Roebuck & Co., where he was CFO and subsequently Vice Chair with oversight responsibility for a significant portion of the company’s operations and staff functions. He is a former director of Astra AB and previously served as Executive Vice President and Chief Financial and Planning officer of G.D. Searle & Co., as well as chairman of Pearle Health Services, Inc., a Searle -affiliated publicly-held company. He is currently a director of GATX Corporation and ChoicePoint, Inc., and chairman of Northwestern Memorial Foundation. Prior experience unrelated to healthcare include directorships at the Allstate Corporation and General Instruments Inc., where he chaired the Audit Committees, Senior Advisor, William Blair Capital Partners, Treasurer, the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushly and Wood where he practiced law in New York and Paris.

Name and Position	Present Principal Occupation or Employment and Employment History
Paul Berg, Ph.D. Director	Paul Berg, Ph.D. joined Gilead’s Board of Directors in April 1998. He is currently the Chairman of the Scientific Committee and serves on the Nominating and Corporate Governance Committee. Dr. Berg is currently Cahill Professor, Emeritus, in Cancer Research in the Department of Biochemistry at Stanford University School of Medicine, where he has been on the faculty since 1959. He is currently Director, Emeritus, of the Stanford University Beckman Center for Molecular and Genetic Medicine. He is also a director and a scientific adviser of Affymetrix, Inc., as well as scientific adviser to Perlegen Inc., Acumen Sciences Inc. and Transgene, Inc. He is a member of the U.S. National Academy of Sciences and received the Nobel Prize in Chemistry for his fundamental studies of the biochemistry of nucleic acids, with particular regard to recombinant-DNA in 1980.

John F. Cogan, Ph.D. Director	John F. Cogan, Ph.D. joined Gilead’s Board of Directors in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and health care. In addition to his academic tenure, Dr. Cogan has held a number of positions within the U.S. government. He served as Assistant Secretary for Policy in the U.S. Department of Labor from 1981 to 1983. From 1983 to 1986, he served as an Associate Director in the U.S. Office of Management and Budget (OMB), first as Associate Director for Economics and Government and subsequently as Associate Director for Human Resources. His responsibilities included development and review of all health, housing, education and employment training programs and policies. From 1988 to 1989, he served as Deputy Director of OMB.

Etienne F. Davignon Director	Etienne F. Davignon joined Gilead’s Board of Directors in September 1990. He is currently Vice-Chairman of Suez-Tractebel. He served as the Chairman of Société Générale de Belgique, a diversified financial and industrial company, from 1985 to 2001. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets from 1977 to 1981, and as the European Community’s Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is Chairman of Compagnie des Wagons Lits, Recticel, CMB, SN Air Holding and a director of Suez and Sofina.

John W. Madigan Director	John W. Madigan joined Gilead’s Board of Directors in December 2005. He is the retired chairman and chief executive officer of Tribune Company. Mr. Madigan is a special partner of Madison Dearborn Partners. He is also a director of the McCormick Tribune Foundation and Boise Cascade, a member of the Board of Overseers of the Hoover Institution, and a past chairman of the Chicago Council on Foreign Relations. He also serves as a trustee of Northwestern University, Rush University Medical Center and The Museum of Television & Radio in New York. He is a member of the Defense Business Board of the Department of Defense.

Name and Position	Present Principal Occupation or Employment and Employment History
Gordon E. Moore, Ph.D. Director	Gordon E. Moore, Ph.D. joined Gilead’s Board of Directors in January 1996, and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore serves as Chairman of the Compensation Committee and serves on the Audit Committee. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is a director of Transamerica Corporation and is Chairman of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990.

Nicholas G. Moore Director	Nicholas G. Moore joined Gilead’s Board of Directors in March 2004. He is currently the Chairman of the Audit Committee and serves on the Compensation Committee. Mr. Moore is the recently retired global Chairman of PricewaterhouseCoopers (PWC), a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Following the merger in July 1998 with Price Waterhouse, Mr. Moore served as Chief Executive Officer of the U.S. firm of PricewaterhouseCoopers for two years and served for three years as global Chairman of PricewaterhouseCoopers. Mr. Moore serves on the Board of Directors of Bechtel Group, Inc., Network Appliance Inc., Brocade Communications Systems, Inc., Hudson Highland Group, Inc. and certain private, venture capital-backed, technology companies. He also serves as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is a member of the American Institute of CPAs, the California Bar Association, and the California and New York Society of CPAs. Mr. Moore received a B.S. in Accounting from St. Mary’s College and a J.D. from Hastings College of Law, University of California.

Gayle Edlund Wilson Director	Gayle Edlund Wilson joined Gilead’s Board of Directors in October 2001 and serves as the chair of Gilead’s Nominating and Corporate Governance Committee. She also serves on Gilead’s Scientific Committee. Wife of former Governor Pete Wilson, Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a director of the Education Financing Foundation of California and the Ralph M. Parsons Foundation, a nonprofit organization providing grants primarily in the areas of higher education, social impact, civic and cultural issues, and health. She was recently appointed as a community member to the board of the San Diego Consortium for Regenerative Medicine. She is a member of the Board of Trustees of California Institute of Technology (Caltech), where she is a member of its Jet Propulsion Lab committee. In addition, she is chairman of the Advisory Board of the California State Summer School for Math and Science (COSMOS).

Manually signed photocopies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Myogen common stock and any other required documents should be sent or delivered by each stockholder of Myogen or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

Computershare Trust Company, N.A.

By Registered or Certified Mail:	By Overnight Courier:

Computershare Trust Company, N.A. Myogen, Inc. Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Myogen, Inc. Corporate Actions Voluntary Offer 250 Royall Street Canton, MA 02021

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

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